EXHIBIT 10.22

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

THE E.W. SCRIPPS COMPANY,

GREEN MONSTER ACQUISITION CORP.,

SHOPZILLA, INC.

and

THE SHAREHOLDERS’ REPRESENTATIVE

NAMED HEREIN

June 6, 2005

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-ii-

-iii-

Annex

Annex I –Working Capital Guidelines

Schedule

ARTICLE III Disclosure Schedule – Delivered Separately by the Company

Exhibits

Exhibit A – Form of Escrow Agreement
Exhibit B-1 – Form of Opinion of Counsel to the Company
Exhibit B-2 – Form of Opinion of Company’s General Counsel
Exhibit C – Form of Opinion of Counsel to Parent

-iv-

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (“Agreement”) is made on June 6, 2005, by THE E.W. SCRIPPS COMPANY, an Ohio corporation (“Parent”), GREEN MONSTER ACQUISITION CORP., a California corporation (“Merger Sub”), SHOPZILLA, INC., a California corporation (the “Company”), and Farhad Mohit as the Shareholders’ Representative (as defined herein).

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the California General Corporation Law (the “CGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified in this Section:

“Accountants” is defined in Section 2.11(c).

“Acquisition Proposal” is defined in Section 6.6(b).

“Acquisition Transaction” means any transaction involving: (a) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of the Company; (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than Company Common Stock issued to employees of the Company upon exercise of Company Options in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; in each of clauses (i) through (iii), representing in the aggregate 1% or more of the voting power of the Company; or (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company, in each of clauses (a) through (c) other than the Contemplated Transactions and other than any transactions by or involving the Company that are permitted under Section 6.3 or Section 6.6.

“Adware” is defined in Section 3.25(b).

“Affiliate” means, with respect to any Person, any other Person (i) that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, (ii) that is a general partner, director, manager, trustee or principal officer of, or a limited partner owning more than 10% of, or that serves in a similar capacity with respect to, such Person, or (iii) of which such Person is a general partner, director, manager, trustee or principal officer or a limited partner owning more than 10% of, or with respect to which such Person serves in a similar capacity. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or to cause the direction of the management or policies of the Person in question through the ownership of voting securities or by contract or otherwise.

“Agreement” is defined in the first paragraph of this Agreement.

“Aggregate Escrow Cash Amount” is defined in Section 2.5(c).

“Aggregate Exercise Amount” is defined in Section 2.5(b).

“Aggregate Liquidation Preference” is defined in Section 2.5(b).

“Award Amount” is defined in Section 12.8(f).

“Break-Up Fee” is defined in Section 11.1(h).

“Business Day” means any day other than a Saturday or a Sunday, and any day other than a day that is a bank holiday in the State of California or the State of Ohio.

“CGCL” is defined in the Recitals.

“Claimed Amount” is defined in Section 12.8(a).

“Closing” is defined in Section 2.3.

“Closing Date” means the date as of which the Closing actually takes place.

“Closing Date Balance Sheet” means a consolidated balance sheet of the Company and its Subsidiary (together with related notes and supporting schedules and work papers) as of the Closing Date, prepared in accordance with GAAP and on a basis consistent with the basis on which the audited Financial Statements were prepared; provided, however, (i) amounts due to holders of unexercised and outstanding Company Options immediately prior to or at the Effective Time for the excess of the Preliminary Residual Share Amount over the Exercise Price per share of such options shall not be included in the Closing Date Balance Sheet and (ii) amounts due to holders of shares of Company Preferred Stock outstanding immediately prior to or at the Effective Time (excluding any shares of Company Preferred Stock converted into Common Stock prior to the Effective Time) shall not be included in the Closing Date Balance Sheet.

“Closing Date Option Holder” is defined in Section 2.12(a).

“Closing Date Shareholder” is defined in Section 2.12(a).

“Closing Date Working Capital” is defined in Section 2.11(b).

“Closing Payment Schedule” is defined in Section 2.12(a).

“Company” is defined in the first paragraph of this Agreement.

“Company Articles” means the articles of incorporation of the Company.

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” is defined in Section 6.7.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Common Stock” means the common stock, no par value, of the Company.

“Company IP” means the Owned IP together with the Licensed IP.

“Company Options” means any Contract to acquire shares of Company Common Stock from the Company, whether vested or unvested and whether exercisable or not exercisable.

“Company Option Plan” is defined in Section 3.3(b).

“Company Other Benefit Obligation” is defined in Section 3.12.

“Company Plan” is defined in Section 3.12.

“Company Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

“Company Registered IP” means federal, state and foreign: (a) patents, including applications therefor, (b) registered trademarks and applications to register trademarks, including intent-to-use applications, (c) copyrights registrations and applications to register copyrights, and (d) registered mask works and applications to register mask works; owned by, or filed by or on behalf of, or applied for, by the Company or its Subsidiary.

“Company Stock Certificate” is defined in Section 2.7(b).

“Confidential Information” means inventions, analytics, algorithms, formulae, schematics, technical drawings, ideas, know-how, trade secrets, processes, procedures, graphs, drawings, reports, analyses, tools, engineering orders, databases, software, computer programs (whether in source code, object code or human readable form), program listings, new developments, and other proprietary information of the Company or its Subsidiary, however recorded or stored, which are not generally known to the public and are not readily ascertainable by lawful and proper means.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Consent Solicitation Statement” is defined in Section 6.7.

“Contemplated Transactions” means all of the transactions and other matters contemplated by this Agreement, including: (a) the Merger; (b) the performance by the Company, Parent and Merger Sub of their respective covenants and obligations under this Agreement; and (c) the solicitation and obtaining of the affirmative votes or written consents of the shareholders of the Company approving the principal terms of this Agreement.

“Contested Amount” is defined in Section 12.8(b).

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied).

“Damages” means any loss, damage, liability (including any liability of Parent or the Surviving Corporation under Section 7.1), settlement, judgment, award, fine, penalty, fee (including reasonable attorneys’ fees, whether relating to a Third Party Claim or an action by an Indemnitee to enforce its rights under this Agreement), cost (including out-of-pocket costs of investigation) or expense of any nature.

“Disclosure Schedule” is the Disclosure Schedule within which the Schedules contemplated by this Agreement shall be included, as contemplated by Article III.

“Dispute Period” is defined in Section 12.8(b).

“Dissenting Shares” is defined in Section 2.9(a).

“Effective Time” is defined in Section 2.3.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, union, political party, organization or unincorporated entity.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, liability or other obligation arising under Environmental Law or the provisions of Occupational Safety and Health Law governing Hazardous Materials and consisting of or relating to (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, and regulation of Hazardous Materials); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or the provisions of Occupational Safety and Health Law governing Hazardous Materials; (c) financial responsibility under Environmental Law or the provisions of Occupational Safety and Health Law governing Hazardous Materials for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or the provisions of Occupational Safety and Health Law governing Hazardous Materials (whether or not such Cleanup has been required or requested by any Governmental Body or other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or the provisions of Occupational Safety and Health Law governing Hazardous Materials. The terms “removal,” “remedial,” and “response action” include the types of activities covered by the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., as amended.

“Environmental Law” means any Legal Requirement in effect as of the date hereof or at any time during the existence of the Company that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities that would have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) cleaning up pollutants that have been released, preventing the threat of release of pollutants, or paying the costs of such clean up or prevention; (e) making responsible parties pay private parties for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or (f) the use, storage, or disposal of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and rules and regulations issued pursuant thereto.

“ERISA Affiliate” is defined in Section 3.12.

“Escrow Agent” means LaSalle Bank National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into among Parent, the Shareholders’ Representative and the Escrow Agent on the Closing Date, substantially in the form of Exhibit A.

“Escrow Balance” is defined in Section 12.8(g).

“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement for the purpose of securing the indemnification and other rights of Parent and the other Indemnitees pursuant to Article XII.

“Escrow Participants” is defined in Section 12.8(g).

“Escrow Participation” is defined in Section 12.8(g).

“Escrow Termination Date” is defined in Section 12.1.

“Estimated Closing Date Balance Sheet” means a consolidated balance sheet of the Company and its Subsidiary as of the Closing Date based on the Company’s good faith estimate of the projected assets and liabilities of the Company and its Subsidiary as of such date and prepared in accordance with GAAP and on a basis consistent with the Company’s audited Financial Statements (but excluding footnotes); provided, however, (i) amounts due to holders of unexercised and outstanding Company Options immediately prior to or at the Effective Time for the excess of the Preliminary Residual Share Amount over the Exercise Price per share of such options shall not be included in the Estimated Closing Date Balance Sheet and (ii) amounts due to holders of shares of Company Preferred Stock outstanding immediately prior to or at the Effective Time (excluding any shares of Company Preferred Stock converted into Common Stock prior to the Effective Time) shall not be included in the Estimated Closing Date Balance Sheet.

“Estimated Working Capital” is defined in Section 2.11(a).

“Exercise Price” means the cash amount required to purchase one share of Company Common Stock upon exercise of the Company Option to which such share relates.

“Existing Policy” is defined in Section 7.1(b).

“Facilities” means any real property, leaseholds, or other interests in real property currently or formerly owned, occupied or operated by the Company or its Subsidiary and any buildings, structures, or equipment currently or formerly owned, leased, occupied or operated by the Company or its Subsidiary.

“FCC” means the Federal Communications Commission.

“Final Order” means an Order of a Governmental Body that is in full force and effect and with respect to which no appeal, request for stay, request for reconsideration or other request for review is pending; with respect to which the time for appeal, requesting a stay, requesting reconsideration or requesting other review has expired; and with respect to which the time for the Governmental Body to set aside the order sua sponte has expired.

“Financial Statements” is defined in Section 3.4(a).

“Fully Diluted Company Share Number” is defined in Section 2.5(b).

“GAAP” means generally accepted United States accounting principles.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national governmental or quasi-governmental organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“HSR Act” is defined in Section 8.1(b).

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, storage, transfer, transportation, treatment, or use of Hazardous Materials in, on, or under the Facilities or any part thereof or the Release about, or from the Facilities or any part thereof into the Environment.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, hazardous, radioactive, or toxic or a pollutant or a contaminant under any Environmental Law, including any regulated mixture or solution thereof.

“Indemnified Company Personnel” is defined in Section 7.1(a).

“Indemnitees” means the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above; provided, however, that the Persons who were shareholders of the Company prior to the Effective Time shall not be deemed to be “Indemnitees.”

“Intellectual Property” and “IP” mean all intellectual, industrial and/or proprietary rights, whether domestic or foreign, in and to the following, without limitation: (a) all inventions (whether or not patentable and whether or not reduced to practice) and invention disclosures; (b) all patents and all patent applications, including, without limitation, continuations, continuations-in-part, divisionals, provisionals, reexaminations, reissue applications and renewals; (c) all copyrights, whether registered or unregistered and all other rights corresponding thereto, and mask works and registrations and applications therefor; (d) all trade names, trademarks, trade dress, service marks and domain names (including, without limitation, any word, symbol, product configuration, icon, logo and all goodwill associated therewith) along with registrations therefor and applications for registration thereof; (e) all Confidential Information; and (f) all rights to sue or otherwise claim for past, present or future infringement or unauthorized use or disclosure of any of the assets, properties or rights described in the foregoing clauses (a) – (e).

“IRC” means the Internal Revenue Code of 1986, as amended, or any successor law, and the regulations issued by the IRS pursuant thereto.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and, to the extent relevant, the U.S. Department of the Treasury.

An individual will be deemed to have “Knowledge” of a particular fact or matter if he or she is actually aware of such fact or matter; provided that, except as otherwise provided herein, such individual’s Knowledge shall be based upon reasonable inquiry consistent with his or her relevant title and responsibility. The Company will be deemed to have “Knowledge” of a particular fact or matter if any of Charles Davis, John Phelps, Brad Kates, Henri Asseily, Farhad Mohit or Stacey Olliff, in their capacities as officers of the Company, has, or at any time had, Knowledge of such fact or matter in accordance with the preceding sentence. Parent will be deemed to have “Knowledge” of a particular fact or matter if any employees of Parent with material involvement in the Contemplated Transactions (including the diligence performed by Parent on the Company prior to the date of this Agreement) has, or at any time had, Knowledge of such fact or matter in accordance with the first sentence of this definition.

“Legal Requirement” means any Order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty of any Governmental Body.

“Letter of Transmittal” is defined in Section 2.8(b).

“Licensed IP” means all Intellectual Property used or held for use by the Company or its Subsidiary other than the Owned IP.

“Material Adverse Effect” or “Material Adverse Change” as to any Person means any change, circumstance, or event that is materially adverse to the financial condition, business, assets, operating results, or operations of such Person and its Subsidiaries, taken as a whole, or the ability of such Person to consummate or perform the Contemplated Transactions in accordance with the terms of this Agreement; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (A) any change in any Legal Requirement (other than any Order binding on the applicable party or its Subsidiaries), (B) any change in GAAP or official interpretations thereof, (C) any change resulting from or arising out of market, economic or political conditions in general or in the particular industries in which the applicable party or any of its Subsidiaries conducts business (including any change arising out of acts of terrorism, or war, weather conditions or other force majeure events), unless such conditions disproportionately affect the applicable party and its Subsidiaries, taken as a whole, (D) any change resulting from or arising out of the announcement of this Agreement, the consummation of the Merger or any action taken as required by this Agreement or at the written request of the other party or parties hereto or any action not taken in compliance with negative covenants set forth in this Agreement, and (F) any change arising out of or resulting from any legal claim or Proceeding instituted by any shareholder of any party hereto arising out of or related to this Agreement, the Merger or any other Contemplated Transaction.

“Maximum Premium” is defined in Section 7.1(b).

“Merger” is defined in the Recitals.

“Merger Sub” is defined in the first paragraph of this Agreement.

“Minimum Closing Working Capital” means the sum of $500,000.

“Nondisclosure Agreement” means the BizRate.com Mutual Nondisclosure Agreement between Parent and BizRate.com dated September 14, 2004, as amended pursuant to Section 13.3.

“Non-Dissenting Shareholder” means each holder of shares of Company Capital Stock (giving effect to Section 2.5(e) as applicable) that does not perfect such shareholder’s dissenters’ rights under the CGCL and is otherwise entitled to receive consideration pursuant to Section 2.5(a).

“Notice of Indemnification Claim” is defined in Section 12.8(a).

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Option Consideration” is defined in Section 2.6.

“Order” means any award, decree, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body or by any arbitrator or arbitration panel.

“Ordinary Course of Business” means an action taken by a Person only if such action is consistent with the past customs and practices of such Person and is taken in the ordinary course of such Person’s normal day-to-day operations.

“Organizational Documents” means (a) the articles or certificate of incorporation and bylaws or code of regulations of a corporation; or (b) the articles of organization or certificate of formation or similar document and limited liability company agreement or operating agreement or similar document of a limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

“Other Benefit Obligations” is defined in Section 3.12.

“Owned IP” means all Intellectual Property owned by the Company or its Subsidiary, or in which the Company or its Subsidiary has an ownership interest, including but not limited to, the Company Registered IP.

“Parent” is defined in the first paragraph of this Agreement.

“Past Acquisition” is defined in Section 3.1(f).

“Payment Agent” is defined in Section 2.8(a).

“Payment Fund” is defined in Section 2.8(a).

“PBGC” is defined in Section 3.12.

“Pension Plan” is defined in Section 3.12.

“Person” means any individual, Entity or Governmental Body.

“Personally Identifiable Information” is defined in Section 3.25 (b).

“Plan” is defined in Section 3.12.

“Plan Sponsor” is defined in Section 3.12.

“Pre-Closing Period” means the period from the date of this Agreement through the Effective Time.

“Preliminary Residual Per Share Amount” is defined in Section 2.5(b).

“Proceeding” means any action, arbitration, audit, hearing, inquiry, examination, investigation, litigation, or suit or proceeding (whether civil, criminal, administrative, investigative, appellate or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

“Proportionate Share” is defined in Section 2.5(c).

“Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), (g) the BSD License, and (h) the Apache License.

“Qualified Plan” is defined in Section 3.12.

“Record Date” means the record date for the written consent or approval of the shareholders of the Company approving the principal terms of the Merger, which record date shall be the twentieth calendar day following the date of this Agreement.

“Related Party” is defined in Section 3.26.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Renegotiation Period” is defined in Section 11.1(h).

“Representative” means with respect to a particular Person, any director, officer, member, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Merger Shareholder Vote” is defined in Section 3.24(a).

“Response Notice” is defined in Section 12.8(b).

“Rules” is defined in Section 12.8(f).

“Series A Preferred Stock” is defined in Section 2.5.

“Series B Preferred Stock” is defined in Section 2.5.

“Series C Preferred Stock” is defined in Section 2.5.

“Shareholders’ Representative” is defined in Section 13.16(a).

“Spyware” is defined in Section 3.25(b).

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests of such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” is defined in Section 6.6(b).

“Surviving Corporation” is defined in Section 2.1.

“Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license, withholding on amounts paid to or by the Company or its Subsidiary, payroll, employment, excise, severance, stamp occupation, premium, property, environmental or windfall profit tax, custom, duty, governmental fee, or other tax or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount, imposed by any Governmental Body responsible for the imposition of any such tax (domestic or foreign), (b) any liability of the Company or its Subsidiary for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period prior to the Closing, and (c) any liability of the Company or its Subsidiary for the payment of any amounts of the type described in clause (a) as a result of any obligation to indemnify any other Person.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Date” is defined in Section 11.1(c).

“Third Party Claim” is defined in Section 12.5.

“Third Party Intellectual Property Rights” means Intellectual Property rights of a third party.

A claim, demand, Proceeding, dispute, or other matter will be deemed to have been “Threatened” if any written demand or statement has been made or any written notice has been given that a claim, demand, Proceeding, dispute, or other matter will be asserted or filed.

“Transaction Expense” means any out-of-pocket fee, cost, expense, payment, expenditure, or obligation incurred by the Company or its Subsidiary prior to the date of this Agreement, during the Pre-Closing Period or at the Effective Time that (a) relates directly or indirectly to (i) the Company’s involvement or participation in the investigation and review conducted by Parent and its Representatives, and any investigation or review conducted by other prospective purchasers of all or a portion of the business of the Company, with respect to the business of the Company (and the furnishing of information to Parent and its Representatives and such other prospective purchasers and their Representatives in connection with such investigation and review), (ii) the negotiation, preparation, review, execution, delivery or performance of this Agreement (including the Disclosure Schedule), the

Consent Solicitation Statement or any certificate, opinion, Contract or other instrument or document delivered or to be delivered in connection with any of the Contemplated Transactions, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Contemplated Transactions, or (iv) the consummation of the Merger or any of the other Contemplated Transactions, or (b) is expected to become due or payable, in whole or in part as an obligation of the Surviving Corporation after the Effective Time, as a result of the consummation of the Merger or any of the other Contemplated Transactions; provided, however, that “Transaction Expenses” shall not include any employee severance or other costs that are or may become payable as a result of actions taken by Parent or Surviving Corporation after the Effective Time.

“Unresolved Escrow Claim” is defined in Section 12.8(g)(ii).

“Websites” is defined in Section 3.25.

“Welfare Plan” is defined in Section 3.12.

“Working Capital” means the consolidated working capital of the Company and its Subsidiary as of the Closing Date determined from the books and records of the Company and its Subsidiary in accordance with GAAP, applied on a basis consistent with the basis on which the audited Financial Statements were prepared, and in accordance with the Working Capital Guidelines set forth on Annex I.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CGCL.

Section 2.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) will take place at the offices of the Company at 10:00 a.m. (local time) on the first Business Day immediately following the date on which the last of the conditions set forth in Article IX and Article X is satisfied or waived (other than conditions that by their nature cannot be satisfied until the Closing Date, but subject to satisfaction or waiver of such conditions), or at such other time, date and place as the parties may agree. Subject to the provisions of Article XI, failure to consummate the Closing on the date and time determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. Subject to the provisions of this Agreement, an agreement of merger satisfying the applicable requirements of the CGCL and otherwise satisfactory in form and substance to Parent shall be duly executed by the Company and Merger Sub and, concurrently with or as soon as practicable following the Closing, shall be delivered to the Secretary of State of the State of California for filing (together with the officers’ certificates required by the CGCL). The Merger shall become effective at the time of such filing or at such later time specified in such filing (the “Effective Time”).

Section 2.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time:

(a) the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended and restated to read as follows: “The name of this corporation is Shopzilla, Inc.”;

(b) the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended; provided, however, that the name of the Surviving Corporation shall be Shopzilla, Inc.; and

(c) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

Section 2.5 Conversion of Shares.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any shares of the Company Capital Stock or any Company Options:

(i) each share of Series A Preferred Stock, no par value, of the Company (“Series A Preferred Stock”) outstanding immediately prior to the Effective Time (excluding any shares of Series A Preferred Stock converted into Company Common Stock prior to the Effective Time) shall be converted into the right to receive, in cash, $0.5377;

(ii) each share of Series B Preferred Stock, no par value, of the Company (“Series B Preferred Stock”) outstanding immediately prior to the Effective Time (excluding any shares of Series B Preferred Stock converted into Company Common Stock prior to the Effective Time) shall be converted into the right to receive, in cash, $4.3465;

(iii) each share of Series C Preferred Stock, no par value, of the Company (“Series C Preferred Stock”) outstanding immediately prior to the Effective Time (excluding any shares of Series C Preferred Stock converted into Company Common Stock prior to the Effective Time) shall be converted into the right to receive, in cash, the sum of (x) $10.77 plus (y) the Preliminary Residual Per Share Amount (such amount in clause (y) to be reduced by the amount to be withheld pursuant to Section 2.5(c));

(iv) any shares of Company Capital Stock owned by the Company, Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of the Company, Parent or Merger Sub immediately prior to the Effective Time shall be canceled and retired and shall cease to exist without payment of any consideration with respect thereto;

(v) each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock described in clause “(iv)” above) shall be converted into the right to receive an amount in cash equal to the Preliminary Residual Per Share Amount (calculated pursuant to Section 2.5(b)) (such amount to be reduced by the amount to be withheld pursuant to Section 2.5(c)); and

(vi) each share of the common stock, no par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) The “Preliminary Residual Per Share Amount” shall be calculated as follows:

$525,000,000 + A + B + C – D

E

A	= If the Estimated Working Capital (as estimated pursuant to Section 2.11(a)) exceeds the Minimum Closing Working Capital, then A shall be a positive number equal to such excess; if such Estimated Working Capital equals the Minimum Closing Working Capital, then A shall be zero; and if such Estimated Working Capital is less than the Minimum Closing Working Capital, then A shall be a negative number equal to such deficiency.

B	= The aggregate dollar amount, up to a maximum of $5,000,000, of all Transaction Expenses (as certified pursuant to Section 2.12(a)) paid in cash by the Company or its Subsidiary prior to, and to be paid in cash by the Company or its Subsidiary at, the Effective Time; provided that the determination of such cash payments shall include the amounts of all drafts, checks and wire transfers issued on accounts of the Company and its Subsidiary for such Transaction Expenses which remain outstanding and uncleared as of the Effective Time.

C	= The aggregate dollar amount that would have been received by the Company if all Company Options outstanding and unexercised as of the Effective Time had been exercised prior to the Effective Time (the “Aggregate Exercise Amount”).

D

= The sum of: (i) the product of (A) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time (excluding any shares of Series A Preferred Stock converted into Company Common Stock prior to the Effective Time) multiplied by (B) $0.5377; plus (ii) the product of (A) the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time (excluding any shares of Series B Preferred Stock converted into Company Common Stock prior to the Effective Time) multiplied by (B) $4.3465; plus (iii) the product of (A) the aggregate number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time (excluding any shares of Series C Preferred Stock converted into Company Common Stock prior to the Effective Time) multiplied by (B) $10.77 (the “Aggregate Liquidation Preference”).

E	= The sum of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other Contract and any such shares issuable in connection with the conversion of shares of Company Preferred Stock as to which conversion notices have been given prior to the Effective Time), plus (ii) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to Company Options (whether vested or unvested) outstanding and unexercised immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to warrants and other rights (other than Company Options) to acquire shares of Company Common Stock (whether or not immediately exercisable) outstanding immediately prior to the Effective Time, plus (iv) the aggregate number of shares of Company Common Stock issuable upon the conversion of any convertible securities of the Company (other than shares of Company Preferred Stock) outstanding immediately prior to the Effective Time, plus (v) the aggregate number of shares of Company Common Stock into which the aggregate number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time (excluding any shares of Series C Preferred Stock converted into Company Common Stock prior to the Effective Time) are convertible (the “Fully Diluted Company Share Number”).

(c) On or immediately prior to the Closing Date, Parent shall deliver the Aggregate Escrow Cash Amount to the Escrow Agent as a contribution to the Escrow Fund. The Aggregate Escrow Cash Amount shall be withheld from the consideration otherwise payable to the Non-Dissenting Shareholders pursuant to Section 2.5(a)(iii)(y) and Section 2.5(a)(v) and the Closing Date Option Holders pursuant to Section 2.6, and such amount shall be withheld on a pro rata basis based on the respective Proportionate Shares of the Non-Dissenting Shareholders and Closing Date Option Holders. The Escrow Fund shall be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement and shall be disbursed solely in accordance with the terms of this Agreement and the Escrow Agreement. For purposes of this Agreement:

(i) the “Aggregate Escrow Cash Amount” shall be $26,250,000; and

(ii) the “Proportionate Share” of a Non-Dissenting Shareholder or a Closing Date Option Holder shall be the fraction having a numerator equal to the total consideration payable to such Non-Dissenting Shareholder pursuant to Section 2.5(a)(iii)(y) and Section 2.5(a)(v) (disregarding amounts to be withheld pursuant to Section 2.5(c)) or such Closing Date Option Holder pursuant to Section 2.6 (disregarding amounts to be withheld pursuant to Section 2.5(c)) and in each case having a denominator equal to the total of all consideration payable to all Non-Dissenting Shareholders pursuant to Section 2.5(a)(iii)(y) and Section 2.5(a)(v) (disregarding amounts to be withheld pursuant to Section 2.5(c)) and all Closing Date Option Holders pursuant to Section 2.6 (disregarding amounts to be withheld pursuant to Section 2.5(c)); and

(d) In the event that, subject to and in compliance with Section 6.3, the Company declares, makes, effects or establishes a record date for a stock split, reverse stock split, stock dividend, recapitalization or similar transaction during the Pre-Closing Period, then the consideration payable in respect of shares of Company Capital Stock pursuant to Section 2.5(a) shall be appropriately adjusted.

(e) If a holder of shares of Company Preferred Stock delivers an election to the Company in accordance with Section B(3) of Article III of the Company Articles prior to the Effective Time, then, for purposes of this Agreement, the shares of Company Preferred Stock subject to such election shall be treated as if they had been converted into shares of Company Common Stock pursuant to such Section B(3) of Article III prior to the Effective Time. The Company shall deliver to Parent accurate and complete copies of all such elections received by the Company.

Section 2.6 Company Option Plans.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any shares of the Company Capital Stock or any Company Options, each Company Option that is outstanding and unexercised immediately prior to or as of the Effective Time shall be cancelled and converted into the right to receive cash, without interest, from the Surviving Corporation in an amount (the “Option Consideration”) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option (assuming full vesting of all Company Options) and (ii) the excess of the Preliminary Residual Per Share Amount (calculated pursuant to Section 2.5(b)) over the Exercise Price per share of such Company Option (such product to be reduced by amounts to be withheld pursuant to Section 2.5(c)). The Option Consideration shall be payable by the Payment Agent to each holder of a Company Option promptly after the Effective Time, subject to applicable withholding of Taxes, as contemplated by Section 2.8. All unexercised Company Options as of the Effective Time that have an Exercise Price equal to or exceeding the Preliminary Residual Per Share Amount shall be immediately cancelled and forfeited without any liability on the part of the Surviving Corporation or Parent.

(b) Immediately prior to the Effective Time, the Company’s repurchase option with respect to each share of restricted Common Stock held by or issued or granted to any current or former employee, consultant or director that is outstanding immediately prior to the consummation of the Merger, whether granted under the Company Option Plan, or otherwise, shall immediately lapse.

Section 2.7 Cancellation of Shares; Closing of Transfer Books.

(a) At the Effective Time, all shares of Company Capital Stock converted pursuant to Section 2.5(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in Section 2.5(a), without interest.

(b) At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Payment Agent, the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.8.

Section 2.8 Exchange of Certificates.

(a) Promptly after the date of this Agreement but in any event prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as payment agent in the Merger (the “Payment Agent”). Immediately prior to the Effective Time, Parent shall deposit with the Payment Agent a sufficient amount of cash to make payments to the Non-Dissenting Shareholders in accordance with Section 2.5(a) and to the Closing Date Option Holders pursuant to Section 2.6 (in each case, excluding amounts to be withheld pursuant to Section 2.5(c)). The cash amount so deposited with the Payment Agent is referred to collectively as the “Payment Fund.”

(b) Prior to the Closing, the Company will cause to be delivered to shareholders of the Company (i) a letter of transmittal containing such provisions as Parent, Company and the Payment Agent may reasonably specify (a “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of Company Stock Certificates. After the surrender of a Company Stock Certificate to the Payment Agent for exchange at or after the Effective Time, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by Parent or the Payment Agent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to Section 2.5(a) (excluding any amounts to be withheld pursuant to Section 2.5(c)) and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive, after the surrender thereof, the consideration contemplated by this Article II. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the delivery of any consideration payable in the Merger in respect of shares represented by such lost, stolen or destroyed Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit of such loss, theft or destruction, and if the amount of such consideration is more than $100,000, to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to such lost, stolen or destroyed Company Stock Certificate.

(c) Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered by Payment Agent to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.8 shall thereafter look only to Parent for payment of any consideration payable to such holder in the Merger.

(d) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock for any consideration payable in the Merger that has been delivered to any public official in good faith pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

Section 2.9 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Capital Stock that are or become “dissenting shares” within the meaning of Section 1300(b) of the CGCL (“Dissenting Shares”) at or after the Effective Time shall not be converted into or represent the right to receive the consideration specified in Section 2.5(a), but shall be entitled only to such rights as are granted by the CGCL to Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive consideration in accordance with Section 2.5(a) (including giving effect to the amounts to be withheld pursuant to Section 2.5(c)), without interest thereon, after the surrender of the Company Stock Certificate representing such shares.

(c) The Company shall give Parent: (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to the CGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL; and (ii) the opportunity to participate in all negotiations and Proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have consented in writing to such payment or settlement offer.

Section 2.10 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized to take such lawful and necessary action.

Section 2.11 Working Capital Adjustments; Escrow.

(a) The Company shall prepare and deliver to Parent at least five (5) Business Days prior to the Closing Date the Estimated Closing Date Balance Sheet and a statement of the Company’s good faith estimate of the Working Capital of the Company (the “Estimated Working Capital”).

(b) Parent shall prepare and deliver to Shareholders’ Representative within ninety (90) calendar days after the Effective Time a Closing Date Balance Sheet and a statement of the Working Capital of the Company (the “Closing Date Working Capital”), which shall (i) be accompanied by all information reasonably necessary to determine the information contained in such Closing Date Balance Sheet and statements and such other information as may be reasonably requested by the Shareholders’ Representative and (ii) be duly certified by the Chief Financial Officer of Parent to be true, correct and complete in all material respects as of the Closing Date. The Shareholders’ Representative will be afforded a reasonable opportunity to observe, and to consult with Parent’s accountants regarding, the procedures undertaken by Parent’s accountants in connection with the preparation of such Closing Date Balance Sheet and statements.

(c) If Shareholders’ Representative does not notify Parent in writing within twenty (20) Business Days after receipt of Parent’s statement of the Closing Date Working Capital that it disputes any of the information or calculations provided in Parent’s statement of the Closing Date Working Capital, Parent’s statement of the Closing Date Working Capital shall be final and conclusive. If Shareholders’ Representative disagrees with any of the information or calculations provided by Parent in its statement of the Closing Date Working Capital, Shareholders’ Representative may, within twenty (20) Business Days after delivery of such statement to it, deliver a written notice to Parent stating in reasonable detail the existence and nature of such disagreement. Any such notice of disagreement shall specify those items or amounts as to which Shareholders’ Representative disagrees. If such notice of disagreement shall be delivered, the parties shall use their reasonable best efforts to reach agreement on the disputed items or amounts within twenty (20) Business Days after Parent’s receipt of such notice. If the parties are unable to reach agreement on the disputed items within such period, then the issues in dispute will be submitted to PricewaterhouseCoopers LLP, independent public accountants (the “Accountants”), for review and resolution, with instructions to complete the review as promptly as practicable. Parent and Shareholders’ Representative each will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants. The resolution of the Accountants shall be conclusive and binding on the parties and may be entered and enforced in any court of competent jurisdiction. One-half of the fees and expenses charged by the Accountants shall be paid by Parent and the remaining one-half shall be paid from the Escrow Fund; and Parent and Shareholders’ Representative hereby agree to give joint written instruments to the Escrow Agent for such disbursement.

(d) The Estimated Closing Date Balance Sheet and the related statement of the Estimated Working Capital, and the Closing Date Balance Sheet and the related statement of the Closing Date Working Capital, shall be prepared in accordance with GAAP, and using the same accounting principles, practices and methodologies, consistently applied, that were used to prepare the December 31, 2004 Balance Sheet. Solely for purposes of determining the Estimated Working Capital and the Closing Date Working Capital, the parties hereby agree to the Working Capital Guidelines set forth on Annex I.

(e) During its review period, the Shareholders’ Representative and his Representatives shall have access during regular business hours and upon reasonable notice to all relevant books and records and employees of the Surviving Corporation to the extent he reasonably deems necessary to review matters and information related to the preparation of the Closing Date Balance Sheet (and including without limitation any financial and other information relating to periods after the Closing Date that may be relevant to or helpful in the review of the Closing Date Balance Sheet and the calculation of the Closing Date Working Capital) in a manner not unreasonably interfering with the business of the Surviving Corporation.

Within three (3) Business Days after the final determination of the Closing Date Working Capital pursuant to Section 2.11(c), if the Estimated Working Capital exceeds the Closing Date Working Capital (as determined under Section 2.11(c), the amount of such excess shall be payable to Parent, and Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse such amounts from the Escrow Fund to Parent as soon as practicable, by wire transfer of immediately available funds to an account designated by Parent. Conversely, if the Estimated Working Capital is less than the Closing Date Working Capital (as determined under Section 2.11(c)), Parent shall promptly deliver the amount of such deficiency to the Escrow Agent for placement into the Escrow Fund as soon as practicable, by wire transfer of immediately available funds.

Section 2.12 Closing Payment Schedule.

(a) Two (2) Business Days prior to the Closing, the Company shall deliver to Parent a definitive closing payment schedule (the “Closing Payment Schedule”), duly certified by the Chief Financial Officer and the Secretary of the Company as accurately setting forth (to the extent practicable as of such date):

(1) the Estimated Working Capital;

(2) the Transaction Expenses and their status as paid or accrued;

(3) the Aggregate Exercise Amount;

(4) the Aggregate Liquidation Preference;

(5) the Fully Diluted Company Share Number;

(6) the Preliminary Residual Per Share Amount;

(7) the name of each holder of record of outstanding shares of Company Capital Stock immediately prior to the Effective Time (after giving effect to any exercises of Company Options prior to the Effective Time) (each, a “Closing Date Shareholder”);

(8) the number of shares of Company Capital Stock of each class and series held by each Closing Date Shareholder immediately prior to the Effective Time;

(9) the number of Dissenting Shares held by each Closing Date Shareholder;

(10) the cash amount, if any, to be withheld and contributed to the Escrow Fund on behalf of each Closing Date Shareholder pursuant to Section 2.5(c);

(11) the consideration that each Closing Date Shareholder is entitled to receive pursuant to Section 2.5(a) (both before and after deduction of the cash amounts to be withheld and contributed to the Escrow Fund on behalf of such Closing Date Shareholder pursuant to Section 2.5(c));

(12) the name of each holder of outstanding and unexercised Company Options immediately prior to the Effective Time (each, a “Closing Date Option Holder”);

(13) the number of shares of Company Common Stock issuable to each Closing Date Option Holder;

(14) the aggregate Exercise Price payable by each Closing Date Option Holder;

(15) the cash amount, if any, to be withheld and contributed to the Escrow Fund on behalf of each Closing Date Option Holder pursuant to Section 2.5(c); and

(16) the consideration that each Closing Date Option Holder is entitled to receive pursuant to Section 2.6 (both before and after deduction of the cash amounts to be withheld and contributed to the Escrow Fund on behalf of such Closing Date Option Holder pursuant to Section 2.5(c)).

(b) Concurrent with delivery of the Closing Payment Schedule, the Company shall also deliver to Parent, in such detail as shall be reasonably acceptable to Parent, all information on which the calculations reflected in the Closing Payment Schedule are based.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules included in the Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, with full corporate power and authority to own the assets that it purports to own and to perform all its obligations under this Agreement. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Company.

(b) The Company has delivered to Parent copies of its Organizational Documents, as currently in effect.

(c) The Company has no Subsidiaries other than Shopzilla (Europe) Limited, a corporation organized, validly existing, and in good standing under the laws of England and Wales, with full corporate power and authority to own the assets that it purports to own. The Company’s Subsidiary is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state, country, or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. The Company has delivered to Parent copies of its Subsidiary’s Organizational Documents, as currently in effect.

(d) Neither the Company nor its Subsidiary is a general partner of, or otherwise liable for any of the debts or other obligations of, any general partnership, limited partnership or any other Person.

(e) Neither the Company nor its Subsidiary has conducted any business under any fictitious name, assumed name, trade name or other name in any jurisdiction, other than its current corporate name.

(f) Neither the Company nor its Subsidiary has at any time effected the acquisition of all or a substantial portion of the securities, assets or business of any other Person (each a “Past Acquisition”). Neither the Company nor its Subsidiary has at any time directly or indirectly sold or otherwise disposed of (i) all or a substantial portion of its business or assets, or (ii) all or a substantial portion of the capital stock or other securities of the Company’s Subsidiary.

Section 3.2 Authority; Binding Nature of Agreement; No Conflict.

(a) The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to obtaining the Required Merger Shareholder Vote, the consummation of the Contemplated Transactions by the Company have been duly and validly authorized by the Company. The Company Board (at a meeting duly called and held) has (i) unanimously determined that the Merger is in the best interests of the Company and its shareholders, (ii) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger and the other Contemplated Transactions, and (iii) unanimously recommended the approval of the principal terms of the Merger by the holders of Company Capital Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s shareholders. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (A) laws of general application relating to bankruptcy or insolvency, or moratorium or other similar laws affecting or relating to creditors’ rights generally, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies, regardless of whether asserted in a Proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by the Company will, directly or indirectly (with or without notice or lapse of time):

(i) subject to obtaining the Required Merger Shareholder Vote, contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, (B) any resolution adopted by the Company Board or the shareholders of the Company, or (C) any agreement or instrument pursuant to which any shares of Company Capital Stock or any securities (including Company Options) exercisable for or convertible into shares of Company Capital Stock have been issued;

(ii) subject to obtaining the Required Merger Shareholder Vote and compliance with the requirements set forth in Section 3.2(c), contravene, conflict with, or result in a violation of any Legal Requirement applicable to the Company or its Subsidiary;

(iii) contravene, conflict with, or result in a violation of any of the terms of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or its Subsidiary or that otherwise relates to the business of, or any of the material assets owned or used by, the Company or its Subsidiary;

(iv) cause the Company or its Subsidiary to become subject to, or to become liable for the payment of, any Tax;

(v) cause any of the assets owned or used by the Company or its Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi) contravene, conflict with, or result in a violation or breach of, in any material respect, any Contract to which the Company or its Subsidiary is bound;

(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the material assets owned or used by the Company or its Subsidiary or any shares of Company Capital Stock or Company Options; or

(viii) contravene, conflict with, or result in a violation, breach, or acceleration of any provision of any employment agreement between the Company or its Subsidiary and any employee, except for acceleration of vesting of Company Options pursuant to their terms.

(c) Neither the Company nor its Subsidiary is required to obtain any Consent from or give any notice to any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions except for (i) the filing of the Articles of Merger with the Secretary of State of the State of California, (ii) applicable requirements, if any, of U.S. federal securities laws and blue sky laws, (iii) such filings, authorizations, orders or approvals as may be required by the HSR Act, if any, (iv) approval of this Agreement, the Merger and the other Contemplated Transactions, by the shareholders of the Company, and (vi) such instances in which the failure to obtain such Consent or give such notice would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.3 Capitalization.

(a) The authorized shares of Company Capital Stock consist of the following: (i) 16,737,940 shares of Series A Preferred Stock, all of which are issued and outstanding as of the date of this Agreement; (ii) 11,000,000 shares of Series B Preferred Stock, 9,973,512 shares of which are issued and outstanding as of the date of this Agreement; (iii) 6,500,000 shares of Series C Preferred Stock, 4,771,851 shares of which are issued and outstanding; and (iv) 115,762,060 shares of Company Common Stock, 46,616,955 shares of which are issued and outstanding as of the date of this Agreement. The Company has separately provided to Parent a schedule which accurately and completely sets forth (i) the name of each holder of record of the issued and outstanding shares of Company Capital Stock as of the date of this Agreement and (ii) the number of shares of Company Capital Stock of each class and series held by each such shareholder as of the date of this Agreement.

(b) As of the date of this Agreement, (i) 6,922,770 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options, and (ii) 2,055,992 shares of Company Common Stock are reserved for future option grants under the Company’s 1998 Stock Plan (the “Company Option Plan”). The Company has separately provided to Parent a schedule which accurately and completely sets forth the following information as of the date of this Agreement: (i) the name of the holder of each outstanding Company Option; (ii) the Company Option Plan pursuant to which such Company Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Option, and the applicable Exercise Price per share of Company Common Stock; (iv) the vesting schedule applicable to such Company Option; (v) the expiration date of such Company Option; and (vi) whether such option has been designated as an Incentive Stock Option (ISO). All outstanding options to acquire shares of Company Common Stock were granted pursuant to the terms of the Company Option Plan. The Company has delivered to Parent accurate and complete copies of the Company Option Plan, and the forms of all stock option agreements evidencing any Company Options.

(c) To the Company’s Knowledge (without any inquiry), all issued and outstanding shares of Company Capital Stock are free and clear of all Encumbrances. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable, and were issued in conformity with all applicable state and federal securities laws. Except for all of the issued and outstanding shares of Company Capital Stock, the Company has no other equity securities of any class issued, reserved for issuance, or outstanding. Except for the Company Options, there are no outstanding options, offers, warrants, conversion rights, agreements, or other rights to subscribe for or to purchase securities from the Company. No shares of Company Capital Stock carry, and no shareholder of the Company has been granted, any preemptive rights. The Company is not obligated under any agreement, arrangement or understanding to redeem or otherwise purchase any shares of Company Capital Stock or Company Options. Other than as contemplated by this Agreement, there are no Contracts to which the Company or any of its Affiliates is bound relating to the issuance, sale or transfer of any Company Capital Stock. The Company neither owns, nor has a Contract to acquire, any equity or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

(d) The authorized shares of capital stock of the Company’s Subsidiary consist of 1,000 shares of common stock, £1 par value, 1,000 shares of which are issued and outstanding (“Subsidiary Shares”). All of the Subsidiary Shares are owned and held of record by the Company free and clear of all Encumbrances. All Subsidiary Shares are duly authorized, validly issued, fully paid and nonassessable, and were issued in conformity with all applicable Legal Requirements. Except for the Subsidiary Shares, the Company’s Subsidiary has no other securities of any class or kind, issued, reserved for issuance or outstanding. There are no options, offers, warrants, conversion rights, Contracts or other rights to subscribe for or to purchase shares of capital stock of any class or kind of the Company’s Subsidiary or any other equity, debt or other securities of any class or kind of the Company’s Subsidiary, issued, reserved for issuance or outstanding, nor are there any Contracts to which the Company’s Subsidiary or any of its Affiliates is bound which otherwise relate to the issuance, sale or transfer of any capital stock of any class or kind of the Company’s Subsidiary or any other equity, debt or other securities of any class or kind of the Company’s Subsidiary. The Company’s Subsidiary neither owns, nor has a Contract to acquire, any capital stock or other equity, debt or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.4 Financial Statements.

(a) The Company has delivered to Parent the audited consolidated balance sheets of the Company and its Subsidiary as at December 31, 2002, December 31, 2003, and December 31, 2004, and the related consolidated statements of operations, stockholders’ deficit and cash flows of the Company and its Subsidiary, including all notes thereto, for the fiscal years then ended, and the unaudited balance sheet as of March 31, 2005, and the related consolidated statements of operations, stockholders’ deficit and cash flows of the Company and its Subsidiary for the three (3) months then ended, including all notes thereto (all such financial statements and notes are hereafter collectively referred to as the “Financial Statements”). The Financial Statements fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity and cash flows as of the respective dates of and for the periods then ended, all in accordance with GAAP consistently applied throughout the periods covered, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material), and the absence of notes.

(b) The Company maintains a system of internal accounting controls for itself and its Subsidiary that provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiary in accordance with GAAP and to maintain accountability for their respective assets; and (iii) access to the assets of the Company and its Subsidiary is permitted only in accordance with management’s authorization.

(c) There is no “off-balance sheet” transaction, arrangement or relationship between the Company or its Subsidiary and any unconsolidated Person, including any structured finance, special purpose, or limited purpose Person.

(d) To the Company’s Knowledge (without any inquiry), there are no significant deficiencies or material weaknesses in either the design or operation of internal controls of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial information in a materially accurate manner. With respect to periods after January 1, 2002, the Company has no Knowledge of any fraud or suspected fraud involving any employee of the Company who has or had a role in the internal controls related to financial reporting.

Section 3.5 Books and Records. The books of account, minute books, and stock record books of the Company and its Subsidiary, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in all material respects in accordance with applicable Legal Requirements. The minute books of the Company and its Subsidiary contain records, accurate and complete in all material respects, of all meetings held of, and actions taken by, the respective boards of directors and shareholders of the Company or its Subsidiary.

Section 3.6 Title to Assets. Neither the Company nor its Subsidiary has ever owned and neither currently owns any real property. The Company or its Subsidiary owns and has good title to all material personal property and other material assets (whether tangible or intangible) reflected as owned in the most recent Financial Statements, in their books and records and in the Disclosure Schedule. All such personal property and assets of the Company and its Subsidiary are free and clear of all Encumbrances, except (i) liens for Taxes not yet delinquent, (ii) liens for licenses granted to use Intellectual Property, and (iii) as would not materially impair the use of such personal property or assets by the Company or its Subsidiary in the Ordinary Course of Business.

Section 3.7 Condition and Sufficiency of Facilities. The Facilities currently occupied, used or operated by the Company and its Subsidiary are, in all material respects, in reasonably serviceable operating condition and repair (ordinary wear and tear excepted).

Section 3.8 Accounts Receivable. All accounts receivable of the Company and its Subsidiary (collectively, the “Accounts Receivable”) represent valid obligations arising from bona fide sales actually made or services actually performed in the Ordinary Course of Business. Schedule 3.8 contains a list, complete and accurate in all material respects, of all Accounts Receivable as of March 31, 2005, which list sets forth the aging of such Accounts Receivable. The Company’s allowance for doubtful accounts on its most recent Financial Statements is adequate and was calculated consistent with past custom and practice.

Section 3.9 Bank Accounts. Schedule 3.9 sets forth the account number and names of authorized signatories with respect to each account maintained by or for the benefit of the Company and its Subsidiary at any bank or other financial institution.

Section 3.10 No Undisclosed Liabilities. Neither the Company nor its Subsidiary has any liabilities of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for (i) liabilities reflected or reserved against in the consolidated balance sheet dated March 31, 2005, (ii) current liabilities incurred in the Ordinary Course of Business since March 31, 2005, or (iii) liabilities not required to be disclosed on a balance sheet in accordance with GAAP.

Section 3.11 Taxes.

(a) The Company and its Subsidiary have timely filed all Tax Returns that they were required to file (taking into account all extensions). All such Tax Returns were correct and complete in all material respects. All Taxes due and owing (taking into account all extensions) by the Company or its Subsidiary (whether or not shown on any Tax Return) have been timely paid. Neither the Company nor its Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing or reasonably could be made by any Governmental Body in a jurisdiction where the Company or its Subsidiary does not file Tax Returns asserting that the Company or its Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or its Subsidiary.

(b) The Company and its Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.

(c) No foreign, federal, state, or local Tax Proceeding is pending or being conducted with respect to the Company or its Subsidiary. To the Company’s Knowledge, neither the Company nor its Subsidiary has received from any Governmental Body having taxing authority (including jurisdictions where Company or its Subsidiary have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review or Proceeding, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Company or its Subsidiary. The Company has made available to Parent correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or its Subsidiary filed or received since December 31, 1997.

(d) Neither the Company nor its Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency the effect of which is to extend the statute of limitations or time with respect to which a Tax assessment or deficiency may be imposed or asserted to a date after the date hereof. The Company has provided to Parent a list of all Tax Returns required to be filed by the Company or its Subsidiary on or before October 31, 2005.

(e) Neither the Company nor its Subsidiary has been a United States real property holding corporation within the meaning of IRC §897(c)(2) during the applicable period specified in IRC §897(c)(1)(A)(ii). The Company and its Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of IRC §6662 and IRC §6662A. Neither the Company nor its Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor its Subsidiary (A) has been a member of an “affiliated group” (as defined under the IRC §1504) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or its Subsidiary) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise. Neither the Company nor its Subsidiary has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or has been requested to do so in connection with any transaction or proposed transaction.

(f) Since December 31, 2004, neither the Company nor its Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(g) Neither the Company nor its Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in IRC §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transaction to which the Company and its Subsidiary are parties;

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date; or

(vi) lease made pursuant to IRC §168(f)(8).

(h) Neither the Company nor its Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by IRC §355 or IRC §361 within the past two years.

(i) The Company’s Subsidiary has not filed any elections to be treated other than as a taxable corporation.

Section 3.12 Employee Benefits.

(a) As used in this Section, the following terms have the following meanings:

“Company Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, or followed by the Company or an ERISA Affiliate, with respect to an employee.

“Company Plan” means all Plans of which the Company or its Subsidiary is or was a Plan Sponsor, or to which the Company or its Subsidiary otherwise contributes or has contributed, with respect to an employee.

“ERISA Affiliate” means, with respect to the Company or its Subsidiary, any other Person that, together with the Company or its Subsidiary, would be treated as a single employer under IRC §414.

“Other Benefit Obligations” means all material obligations, arrangements, or customary practices, whether or not legally enforceable, written or oral to provide benefits, other than salary or wages, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, policies, procedures, programs, or practices that are Plans. Other Benefit Obligations include, by way of example, consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, practices or procedures and fringe benefits within the meaning of IRC §132.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” has the meaning set forth in ERISA §3(2)(A).

“Plan” has the meaning set forth in ERISA §3(3).

“Plan Sponsor” has the meaning set forth in ERISA §3(16)(B).

“Qualified Plan” means any Company Plan that meets or purports to meet the requirements of IRC §401(a).

“Welfare Plan” has the meaning set forth in ERISA §3(1).

(b) (i) Schedule 3.12(b)(i) contains a complete and accurate list of all Plans of which the Company or its Subsidiary is or has been a Plan Sponsor, in which the Company or its Subsidiary participates or has participated, or to which the Company or its Subsidiary contributes or has contributed. None of the Company, its Subsidiary or any ERISA Affiliate has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any voluntary employees’ benefit association under IRC §501(c)(9), Pension Plan subject to Title IV of ERISA or multi-employer plan as defined in ERISA §3(37)(A).

(ii) Schedule 3.12(b)(ii) contains a complete and accurate list of all Company Other Benefit Obligations.

(iii) Neither the Company nor its Subsidiary has any liability for post-retirement benefits other than Pension Plans.

(iv) The financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation as of March 31, 2005, is included in the balance sheet as of that date.

(c) The Company has made available to Parent copies, current as of the date hereof, of:

(i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation and of any related trust (or other funding vehicle), including (A) all plan descriptions and summary plan descriptions of Company Plans for which the Company or its Subsidiary is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company Other Benefit Obligations for which a plan description or summary plan description is not required;

(ii) all personnel, payroll, and employment manuals and policies of the Company and its Subsidiary;

(iii) any collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company or its Subsidiary, and any and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by the Company or its Subsidiary;

(iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

(v) any insurance policies purchased by or to provide benefits under any Company Plan;

(vi) all Contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan and Company Other Benefit Obligation;

(vii) any Form 5500 filed with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

(viii) any notices with respect to the Company, its Subsidiary or their employees (whether current or former employees) that were given by the Company, its Subsidiary or any ERISA Affiliate or any Company Plan to the IRS, PBGC, or any participant or beneficiary, pursuant to statute, including notices that are expressly mentioned elsewhere in this Section 3.12;

(ix) any notices with respect to the Company, its Subsidiary or their employees (whether current or former employees) that were given by the IRS, PBGC, or the Department of Labor to the Company, any ERISA Affiliate, or any Company Plan; and

(x) the most recent determination letter for each Qualified Plan.

(d) (i) The Company and its Subsidiary each has performed its obligations under all Company Plans and Company Other Benefit Obligations in all material respects.

(ii) No statement, either written or oral, has been made by the Company or its Subsidiary to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that would reasonably be expected to result in any material liability for the Company.

(iii) The Company and its Subsidiary, with respect to all Company Plans and the Company Other Benefits Obligations is, and each Company Plan and Company Other Benefit Obligation is, in material compliance with ERISA, the IRC, and other applicable Legal Requirements, including the provisions of such Legal Requirements expressly mentioned in this Section 3.12, and with any applicable collective bargaining agreement.

(iv) No transaction prohibited by ERISA §406 and no “prohibited transaction” under IRC §4975(c) have occurred with respect to any Company Plan with respect to which there is no statutory or regulatory exemption.

(v) Neither the Company nor its Subsidiary has any liability to the IRS with respect to any Company Plan, including any liability imposed by Chapter 43 of the IRC.

(vi) All filings required of the Company by ERISA and the IRC as to each Company Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

(vii) All contributions and payments made or accrued with respect to the Company or its Subsidiary for all Company Plans and Company Other Benefit Obligations are deductible under IRC §162 or §404. No income of any Plan for which the Company is Plan Sponsor is subject to Tax as unrelated business taxable income.

(viii) Since December 31, 2004, there has been no establishment or amendment of any Plan for which the Company or its Subsidiary is Plan Sponsor or of any Company Other Benefit Obligation.

(ix) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Plan for which the Company or its Subsidiary is Plan Sponsor or any Company Other Benefit Obligation is pending or, to the Company’s Knowledge, Threatened.

(x) No Company Plan is a stock bonus plan within the meaning of IRC §401(a).

(xi) Each Qualified Plan for which the Company or its Subsidiary is Plan Sponsor or with respect to which employees participate is qualified in form and operation under IRC §401(a); and each trust for each such Qualified Plan is exempt from federal income tax under IRC §501(a). To the Company’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such Qualified Plan or trust.

(xii) Except to the extent required under ERISA §601 et seq. and IRC §4980B, the Company or its Subsidiary provides no health or welfare benefits for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(xiii) Each of the Company and its Subsidiary has complied in all material respects with the provisions of ERISA §601 et seq. and IRC §4980B.

(xiv) Neither the Company nor its Subsidiary is a party to any Contract, plan, arrangement, or program that has resulted or could result, separately or in the aggregate, in the treatment of any payment, benefit or acceleration of any payment or benefit as an “excess parachute payment” within the meaning of IRC §280G (or any corresponding provision of state, local or foreign Tax law). No payment that is owed or may become due to any director, officer, employee, or agent of the Company or its Subsidiary will be non-deductible to the Company or its Subsidiary; nor will the Company or its Subsidiary be required to “gross up” or otherwise compensate any such Person because of the imposition of any excise tax on a payment to such Person.

(xv) Except as otherwise provided in this Agreement, the consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit under any Company Plan or Company Other Benefit Obligation, nor will it trigger the payment of severance or termination pay to any employee or director under any Contract or policy, plan, procedure, or practice.

(xvi) Each of the Company and its Subsidiary is in compliance in all material respects with its obligations to its employees under the Health Insurance Portability and Accountability Act of 1996.

(xvii) Neither the Company nor its Subsidiary has any liability to any participant or beneficiary of any Plan under Section 701 et seq. of ERISA.

Section 3.13 Compliance; Governmental Authorizations.

(a) Except for such matters that do not and would not, individually or in the aggregate, have a Material Adverse Effect on the Company:

(i) each of the Company and its Subsidiary is and at all times has complied with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that does or would (with or without notice or lapse of time) (A) constitute or result in a violation by the Company or its Subsidiary of, or a failure on the part of the Company or its Subsidiary to comply with, any Legal Requirement, or (B) give rise to any obligation on the part of the Company or its Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) there is no Order of any Governmental Body outstanding or binding upon the Company or its Subsidiary or any of its properties or any of its directors, officers or employees (in their capacities as such for the Company) or, to the Knowledge of the Company, any of their other Representatives (in their capacities as such for the Company or its Subsidiary).

(b) Each of the Company and its Subsidiary owns, holds or possesses all Governmental Authorizations necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as conducted as of the date of this Agreement, and except for such matters that do not and would not, individually or in the aggregate, have a Material Adverse Effect on the Company:

(i) Each of the Company and its Subsidiary is in compliance with all of the terms and requirements of each such Governmental Authorization;

(ii) no event has occurred or circumstance exists that does or would (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any such Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any such Governmental Authorization;

(iii) Neither the Company nor its Subsidiary has received since January 1, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any such Governmental Authorization; and

(iv) all applications required to have been filed for the renewal or transfer of such Governmental Authorizations, and all other filings required to have been made with respect to such Governmental Authorizations, have been duly made on a timely basis with the appropriate Governmental Bodies.

(c) Neither the Company’s nor its Subsidiary’s business involves the use of two-way business radios or other radio communications equipment, any communications facilities, such as microwave or satellite links, that utilize radio frequencies, or any FCC-licensed or FCC-authorized communications facilities.

Section	3.14 Legal Proceedings; Orders.

(a) No Proceeding has been commenced or, to the Knowledge of the Company, Threatened that relates to or may affect the business of, or any of the assets owned or used by, the Company or its Subsidiary and that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b) (i) There is no Order to which the Company or its Subsidiary, or any of the assets owned or used by the Company or its Subsidiary, is subject.

(ii) To the Company’s Knowledge (without any inquiry), no holder of Company Capital Stock or Company Options is subject to any Order that relates to the business of or any of the assets owned or used by the Company or to Company Capital Stock or any Company Options.

(iii) To the Company’s Knowledge (without any inquiry), no employee, director, or agent of the Company or its Subsidiary is subject to any Order that prohibits such Person from engaging in or continuing any conduct, activity, or practice relating to the business of the Company or its Subsidiary.

(iv) Neither the Company nor its Subsidiary has received since January 31, 2003, any written notice from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any material term or requirement of any Order to which it, or any of the assets owned or used by it, is or has been subject.

Section 3.15 Absence of Certain Changes and Events. Since December 31, 2004, no Material Adverse Change has occurred with respect to the Company. Except as otherwise contemplated by this Agreement, since December 31, 2004, (i) each of the Company and its Subsidiary has conducted its business only in the Ordinary Course of Business and (ii) there has not been any:

(a) payment or increase by the Company or its Subsidiary of any bonuses, salaries, or other compensation to any director or officer (other than in the Ordinary Course of Business and except for those officers with respect to whom Company has provided to Parent the amount of any salary increases) or entry into any employment, severance, or similar Contract with any employee, director or officer (other than in the Ordinary Course of Business);

(b) adoption of, or increase in the payments or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees, other than in the Ordinary Course of Business;

(c) damage to or destruction or loss of any material asset or property owned or used by the Company or its Subsidiary, whether or not covered by insurance;

(d) (i) termination of, or receipt of notice of termination of (other than by its terms), any material Contract, or (ii) entry into any Contract or transaction involving a total remaining commitment by or to the Company or its Subsidiary of at least $50,000, other than in the Ordinary Course of Business;

(e) sale, lease, or other disposition of any material asset or property owned or used by the Company or its Subsidiary, or mortgage, pledge, or imposition of any Encumbrance on any material asset or property owned or used by the Company or its Subsidiary (including but not limited to any Company IP), other than in the Ordinary Course of Business;

(f) cancellation or waiver of any claims or rights with a value to the Company or its Subsidiary in excess of $50,000; or

(g) change in accounting methods or practices, except for any such change required by GAAP or applicable law.

Section 3.16 Contracts; No Defaults.

(a) Schedule 3.16(a) contains a list, and the Company has made available to Parent true and complete copies, of each of the following (excluding Contracts listed on Schedule 3.21(d)):

(i) each Contract involving the Company or its Subsidiary that involves performance of services or delivery of goods or materials by or to the Company or its Subsidiary or expenditures or receipts of the Company or its Subsidiary, of an amount or value in excess of either $100,000 for the entire stated term of such Contract or $50,000 for the unexpired portion of the stated term of such Contract;

(ii) each lease, rental or occupancy agreement, installment and conditional sale agreement, and other Contract affecting the Company’s or its Subsidiary’s ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements requiring aggregate payments of less than $100,000 for the entire stated term of such Contract or $50,000 for the unexpired portion of the stated term of such Contract);

(iii) each joint venture, partnership, and other Contract involving a sharing of profits, losses, costs, or liabilities by the Company or its Subsidiary with any other Person;

(iv) each Contract containing covenants that purport to restrict or limit the freedom of the Company or its Subsidiary to compete with any Person;

(v) each power of attorney granted by the Company or its Subsidiary that is currently effective and outstanding;

(vi) each Contract not otherwise described in this Section 3.16 under which the consequences of default or termination would be materially adverse to the Company;

(vii) each written warranty or guaranty with respect to contractual performance extended by the Company or its Subsidiary other than in the Ordinary Course of Business;

(viii) each written Contract with any employee or independent contractor for personal services;

(ix) each collective bargaining agreement or other Contract to which the Company or its Subsidiary is a party with any labor union;

(x) each Contract with each Person listed on Schedule 3.29;

(xi) each Contract containing agreements, rights, covenants, or obligations relating in any material respect to the cross-promotion of the Company’s or its Subsidiary’s businesses with the business of any other Person; and

(xii) each material amendment, supplement, and modification in respect of any of the foregoing.

(b) To the Company’s Knowledge (without any inquiry), no employee of the Company or its Subsidiary is bound by any Contract that purports to materially and adversely limit the ability of such Person to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company or its Subsidiary, or (B) assign to the Company or its Subsidiary any rights to any invention, improvement, or discovery created by such Person in the scope of their employment with the Company or its Subsidiary.

(c) To the Company’s Knowledge (without any inquiry), each Contract listed in Schedule 3.16(a) and Schedule 3.21(d) is in full force and effect and is valid and enforceable in accordance with its terms against the party(ies) thereto other than the Company or its Subsidiary, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy or insolvency, or moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, regardless of whether asserted in a Proceeding in equity or at law.

(d) Each of the Company and its Subsidiary is and has been in compliance in all material respects with all applicable terms and requirements of each Contract listed or required to be listed in Schedule 3.16(a) or Schedule 3.21(d) to which it is a party, except as would not result in any material liability for the Company or its Subsidiary. Each other Person to each Contract listed or required to be listed in Schedule 3.16(a) or Schedule 3.21(d) is and has been, to the Company’s Knowledge (without any inquiry), in compliance in all material respects with all applicable terms and requirements of such Contract, except as would not result in any material liability for the Company or its Subsidiary.

(e) Except for such matters which have not had or which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) no event has occurred or circumstance exists that (with or without notice or lapse of time) does or would contravene, conflict with, or result in a violation or breach of, or gives or would give the Company or its Subsidiary or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract listed or required to be listed in Schedule 3.16(a) or Schedule 3.21(d); and

(ii) neither the Company nor its Subsidiary has given to or received in writing from any Person any notice or other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract listed in Schedule 3.16(a) or Schedule 3.21(d).

(f) Neither the Company nor its Subsidiary has entered into any Contract with respect to which the performance thereunder by the Company or its Subsidiary, acting alone or in connection with any other Person, or the payment or promise of any consideration thereunder, would violate any Legal Requirement.

(g) With respect to any Contract referenced in Section 3.16(a)(xi), neither the Company nor its Subsidiary has performed or received, or agreed to perform or receive, any material cross-promotion obligations or benefits not expressly included within the scope of such Contract.

Section 3.17 Insurance.

(a) The Company has made available to Parent copies, accurate in all material respects, of all policies of insurance to which the Company or its Subsidiary is a party or under which the Company or its Subsidiary, or any director or officer of the Company or its Subsidiary, is covered as of the date of this Agreement. The Company has made available to Parent a summary of any pending applications for insurance, accurate in all material respects.

(b) Schedule 3.17(b) sets forth, by year, for the current policy year and each of the five preceding policy years a summary of the loss experience under each policy that provides coverage to the Company or its Subsidiary and a statement describing each claim under an insurance policy for an amount in excess of $50,000.

(c) Except as set forth on Schedule 3.17(c):

(i) All policies of insurance to which the Company or its Subsidiary is a party or that provide coverage to the Company or its Subsidiary, or any director or officer of the Company or its Subsidiary (A) are, to the Company’s Knowledge (without any inquiry), valid, outstanding and enforceable; (B) are, to the Company’s Knowledge, sufficient for compliance with all Legal Requirements and Contracts to which the Company or its Subsidiary is a party or by which it is bound; and (C) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company or its Subsidiary.

(ii) The Company has no Knowledge of any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii) All premiums due, and all obligations to be performed by the Company or its Subsidiary, under each policy to which it is a party or that provides coverage to the Company or its Subsidiary or its business or any director or officer thereof, have been paid or performed.

(iv) The Company has given notice to the insurer of all material claims of which it has Knowledge (without any inquiry) that may be insured thereby.

Section 3.18 Environmental Matters.

(a) Each of the Company and its Subsidiary is in compliance in all material respects with, and is not in violation in any material respect of, any Environmental Law. Neither the Company nor its Subsidiary has received, nor to the Knowledge of the Company or its Subsidiary does it have any basis to expect, any Order, written notice, or other written communication from (i) any Governmental Body or private citizen acting in the public interest, (ii) the current or prior owner or operator of any Facilities, or (iii) any third party, of any actual or potential violation of or failure to comply with any Environmental Law, or of any obligation to undertake or bear any material cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties in which the Company or its Subsidiary has or had an interest, or with respect to any property or Facility at which Hazardous

Materials were or are used or stored by the Company or its Subsidiary, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) Neither the Company nor its Subsidiary has conducted any Hazardous Activity with respect to the Facilities or any other properties in which the Company or its Subsidiary has or had an interest that could reasonably be expected to result in any material liability for the Company or its Subsidiary.

(c) Neither the Company nor its Subsidiary has released or disposed of any Hazardous Material on the Facilities or other properties in violation in any material respect of any Environmental Law, and each of the Company and its Subsidiary has disposed of all wastes, including those containing Hazardous Materials, in compliance in all material respects with all Environmental Laws.

(d) The Company has made available to Parent copies of any reports, studies, analyses, tests, or monitoring possessed or initiated by it pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company and its Subsidiary with Environmental Laws.

(e) Each of the Company and its Subsidiary is in compliance in all material respects with all its obligations under all Contracts relating to the Facilities which require it to comply with Environmental Laws.

Section 3.19 Employees.

(a) The Company has separately provided to Parent a complete and accurate list, as of May 31, 2005, of the following information for each employee of the Company and its Subsidiary, including each such employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 2004; accrued vacation and other accrued leave; and hire date for purposes of computing vesting and eligibility to participate under any Company Plan or Other Benefit Obligation.

(b) At the date hereof, to the Company’s Knowledge, no officer or employee of the Company or its Subsidiary listed on Schedule 3.19(b) has given notice that he or she intends to terminate his or her position or employment with the Company or its Subsidiary.

Section 3.20 Labor Relations. Neither the Company nor its Subsidiary has ever been a party to any collective bargaining agreement or similar labor Contract with a labor union. There has not been, and there is not presently pending or existing, or, to the Company’s Knowledge, Threatened, with respect to the Company or its Subsidiary, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, or (b) any petition or application for certification or request for recognition of a labor union. There is no lockout of any employees by the Company or its Subsidiary, and no such action is contemplated by the Company. Neither the Company nor its Subsidiary has ever engaged or been asked to engage in collective bargaining with any labor union. Neither the Company nor its Subsidiary is currently engaged in or obligated to engage in collective bargaining with any labor union.

Section 3.21 Intellectual Property.

(a) The Company IP constitutes (i) all the Intellectual Property used in or necessary to the conduct of the businesses of the Company and its Subsidiary as currently conducted and (ii) all Intellectual Property developed or under license for use with respect to any business planned to be conducted by the Company or its Subsidiary in the six months following the date hereof. The Company or its Subsidiary is the sole and exclusive owner of all right, title and interest in and to the Owned IP, free and clear of all Encumbrances other than licenses granted to third Persons in the Ordinary Course of Business, none of which could reasonably be expected to impair the business of the Company or its Subsidiary. To the Knowledge of the Company, the Company has the rights to use or otherwise commercially exploit its rights in the Licensed IP, to the extent such rights are used in or necessary to the conduct of the businesses of the Company and its Subsidiary as currently conducted and as under license with respect to any business planned to be conducted in the six months following the date hereof. Without limiting the generality of the foregoing, the Company or its Subsidiary is the exclusive owner of all Company Registered IP in the jurisdictions where such Company Registered IP is registered.

(b) Schedule 3.21(b) lists all Company Registered IP and the jurisdiction(s) in which each item of Company Registered IP is filed or registered, including the respective application or registration numbers and dates. Each item of Company Registered IP is in material compliance with all formal Legal Requirements (including payment of filing, examination and maintenance fees and proofs of use) and, to the Company’s Knowledge, is valid. The Company has previously provided to Parent a list of any actions that are required to be taken by the Company or its Subsidiary within one hundred eighty (180) days of the date hereof with respect to the Company Registered IP or the prosecution of applications or registrations relating thereto, including the payment of any registration, maintenance or renewal fees or the filing of any response to United States Patent and Trademark Office or United States Copyright Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered IP.

(c) Neither the Company nor its Subsidiary has, to the Knowledge of the Company, permitted the rights of the Company or its Subsidiary in any Owned IP to lapse or enter the public domain.

(d) Schedule 3.21(d) lists (i) all material licenses, sublicenses and other Contracts to which the Company or its Subsidiary is a party and pursuant to which any other Person is authorized to use or exercise any rights to the Owned IP, except for ad representation agreements, advertising agreements, insertion orders and similar agreements, end user or customer license agreements, or other agreements where the only license is the right to use or display brand features or brand logos in some form of co-branded website application and (ii) all licenses, sublicenses and other Contracts with respect to Owned IP or Third Party Intellectual Property Rights used by the Company or its Subsidiary, whether or not any royalty, residual or licensing fee is paid in connection therewith ((1) other than software or subscriptions commercially available to any Person for a fee of no more than either $100,000 for the entire stated term of such Contract or $50,000 for the unexpired portion of the stated term of such Contract and (2) other than such Contracts which are entered into the Ordinary Course of Business and do not have a material impact on the businesses or operations of the Company or its Subsidiary), including without limitation such licenses, sublicenses and other Contracts with any current or former employee of the Company or its Subsidiary (other than standard form employee agreements, copies of which have been made available to Parent) and such Contracts relating to licenses involving search services, algorithmic search technology or technology infrastructure. The Company has made available to Parent accurate and complete copies of all licenses, sublicenses, and other Contracts identified on Schedule 3.21(d).

(e) Schedule 3.21(e) lists all Persons to whom the Company or its Subsidiary has delivered copies of or disclosed, or promised to deliver or disclose source code of any Company IP, whether pursuant to an escrow arrangement or otherwise.

(f) No Person has asserted in writing to the Company, or, to the Company’s Knowledge, Threatened to assert in a writing to the Company, any claims (i) contesting the right of the Company or of its Subsidiary to use, exercise, sell, license, transfer or dispose of any Owned IP or to use or sublicense any Licensed IP in any manner or (ii) challenging the ownership, validity or enforceability of any Owned IP which, if adversely detained, individually or collectively would be reasonably expected to have a materially adverse impact on the business or operations of the Company or its Subsidiary to which such Owned IP or Licensed IP relates. Neither the Company nor its Subsidiary has received any written non-infringement or invalidity opinion of counsel regarding any Third Party Intellectual Property Rights.

(g) Neither the Company nor its Subsidiary is a party to any pending Proceeding alleging (i) infringement of any of the Owned IP by any Person or (ii) breach by any Person of any license, sublicense or other Contract authorizing such other Person to use the Company IP. Neither the Company nor its Subsidiary has entered into any Contract granting another Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Owned IP.

(h) To the extent that any Owned IP or Company IP identified as Owned IP has been developed or created independently or jointly by any Person other than the Company or its Subsidiary, such other Person has delivered to the Company or its Subsidiary a duly executed and, to the Knowledge of the Company, valid written assignment granting exclusive ownership of all Third Party Intellectual Property Rights of such Person in the developed work to the Company or its Subsidiary.

(i) No Public Software forms part of the Owned IP or was or is used in connection with the development of any Owned IP. No products or services of the Company or its Subsidiary are or have been distributed in such a way as to trigger any obligations to distribute the Owned IP under any Public Software licenses, whether in object or source code form.

(j) The conduct and operation of the businesses of the Company and its Subsidiary as currently conducted and operated, to the Knowledge of the Company, do not infringe or misappropriate any Third Party Intellectual Property Rights, and, to the Knowledge of the Company, neither the Company nor its Subsidiary has received written notice from any other Person alleging the foregoing.

(k) Upon the consummation of the Contemplated Transactions, the Surviving Corporation with respect to the Company and the Company’s Subsidiary with respect to itself will have the right to exercise all of the rights of the Company or its Subsidiary under all Contracts referred to in this Section 3.21 to which the Company or its Subsidiary is a party to the same extent the Company or its Subsidiary would have been entitled to exercise such rights had the Contemplated Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiary would otherwise be required to pay. The consummation of the Contemplated Transactions will not violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration or increase of any payments or royalties with respect to any Contracts relating to any Company IP. None of the execution, delivery, performance or consummation of this Agreement or the Contemplated Transactions, by operation of law or otherwise, will result in the grant to any third party of any right to or with respect to any material Company IP.

(l) The Company and its Subsidiary have taken such commercially reasonable steps as would be consistent with reasonable and customary industry standards to protect and preserve the confidentiality of all Confidential Information. Without limiting the foregoing, the Company and its Subsidiary have and enforce a policy requiring each employee and consultant (including but not limited to joint developers, beta testers, and independent designers) of the Company or its Subsidiary to execute a proprietary rights and confidentiality agreement substantially in the form provided to Parent, and all current and former employees and consultants of the Company and its Subsidiary have executed such an agreement, or a form of agreement substantially similar to the form provided to Parent, except for instances in which there would not reasonably be expected to be a material harm or injury to the Company or its Subsidiary.

Section 3.22 Certain Payments. Neither the Company or its Subsidiary, nor any director or officer of the Company or its Subsidiary, nor any Affiliate of the Company or its Subsidiary, nor, to the Company’s Knowledge, any shareholder, agent, employee or other Person associated with or acting for or on behalf of the Company or its Subsidiary, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company or its Subsidiary, (ii) to pay for favorable treatment for business secured for the Company or its Subsidiary, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or its Subsidiary, or (iv) in violation of any Legal Requirement applicable to the Company or its Subsidiary, or (b) established or maintained any fund or asset of the Company or its Subsidiary that has not been recorded in the books and records of the Company or its Subsidiary.

Section 3.23 FCC Licenses. Neither the Company nor its Subsidiary holds any authorizations, licenses or permits issued by the FCC.

Section 3.24 Vote Required.

(a) The affirmative vote of the holders of (i) a majority of the shares of Company Common Stock outstanding on the Record Date voting together as a single class, (ii) a majority of the shares of Company Preferred Stock outstanding on the Record Date voting together as a single class (on an as-if-converted to Common Stock basis), and (iii) a majority of the shares of Company Capital Stock outstanding on the Record Date voting together as a single class (on an as-if-converted to Common Stock basis) (the votes referred to in clauses (i) – (iii) of this sentence being referred to collectively as the “Required Merger Shareholder Vote”), is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the principal terms of the Merger and the other Contemplated Transactions.

(b) When delivered to the Company’s shareholders, the Consent Solicitation Statement (i) will comply with all applicable Legal Requirements, (ii) will not contain any untrue statement of a material fact, and (ii) will not omit to state any material fact necessary in order to make the information contained in the Consent Solicitation Statement (in the light of the circumstances under which such information was provided) not misleading.

Section 3.25 Websites.

(a) Schedule 3.25 sets forth a true, accurate and complete list of all domain names for websites that are owned by the Company and its Subsidiary (the “Websites”). With respect to each Website, the Company or its Subsidiary: (i) possesses all legal rights to the exclusive use of the domain names with respect thereto; (ii) to the Knowledge of the Company and based on the Company’s current traffic forecasts for its Websites, presently has adequate computer and personnel resources to help ensure that no service outages will occur due to insufficient data-storage, memory, server or other related reasons and to accommodate anticipated increases in traffic levels; and (iii) take commercially reasonable steps to protect the confidentiality, integrity and security of their software, databases, systems, networks and Websites and all information stored or contained therein or transmitted thereby from unauthorized or improper access, modification, transmittal or use.

(b) Neither the Company nor its Subsidiary distributes Spyware or Adware in connection with the businesses they conduct. “Spyware” means any software that covertly gathers information regarding user online activity through the user’s Internet connection (i.e., without notice that such information may be gathered), whether or not such software is bundled as a hidden component of a toolbar or like application, other than information: (i) reasonably gathered in connection with services or information provided by the Company or its Subsidiary to such users, or (ii) that is not associated with Personally Identifiable Information. “Personally Identifiable Information” means data that identifies or locates a particular person, including but not limited to name, address, telephone number, electronic mail address, social security number, bank account number or credit card number; provided, however that data shall not be Personally Identifiable Information for purposes of this Agreement if the Company and its Subsidiary (x) do not intentionally collect or intentionally receive any such data and (y) do not become aware of the identity or location of, or identify or locate, a particular person as a result of any receipt of such data. “Adware” means any software that causes advertising to pop-up as a new window (over or under) on the user’s computer based on the user’s online activity (other than advertisements that the Company or its Subsidiary serves to visitors to their respective Websites while those visitors are visiting or exiting such Websites) or which is used to distribute Spyware.

(c) Without limiting the generality of this Section 3.25(c), the Company and its Subsidiary (i) have taken commercially reasonable steps to prevent the violation by the Company or its Subsidiary of the rights of any Person or Entity with respect to Personally Identifiable Information provided under any applicable Legal Requirements including, without limitation, rights respecting (x) privacy generally, (y) the obtaining, storing, using, sharing or transmitting of Personally Identifiable Information of any type, whether via electronic means or otherwise, and (z) Spyware and Adware; and (ii) comply with the Company’s and its Subsidiary’s published privacy policies.

Section 3.26 Related Party Transactions. (a) No Related Party has any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company or its Subsidiary; (b) no Related Party is indebted to the Company or its Subsidiary; (c) no Related Party has any direct or indirect financial interest in any material Contract, transaction or business dealing involving the Company or its Subsidiary; and (d) no Related Party has any claim or right against the Company

(other than rights as a shareholder or under Company Options, and rights to receive compensation for services performed as an employee or director of the Company) or its Subsidiary. (For purposes hereof, each of the following shall be deemed to be a “Related Party”: (i) each holder of more than 2.5% of the outstanding Company Capital Stock as of the date hereof, and each Person who is a general partner or officer or director or controlling shareholder of any such 2.5% or greater shareholder of the Company; (ii) each individual who is an officer or director of the Company or its Subsidiary; (iii) each member of the immediate family of each of the individuals referred to in clauses “(i)” and “(ii)” above; and (iv) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(i)”, “(ii)” and “(iii)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

Section 3.27 Vendor and Customer Relationships. To the Company’s Knowledge, the relationships of the Company and its Subsidiary with their vendors and customers are good commercial working relationships, and neither the Company nor its Subsidiary is engaged in any dispute with any vendor or customer, which dispute has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.28 Brokers or Finders. Other than J.P. Morgan Securities Inc., neither the Company or its Subsidiary nor any of their officers or directors has employed any investment banker, broker or finder or incurred any liability for any banker’s, broker’s, or finder’s fees or commissions payable by or on behalf of the Company or its Subsidiary in connection with the Contemplated Transactions.

Section 3.29 Loans to Employees and Directors. Schedule 3.29 sets forth a true, accurate and complete list of all loans and extensions of credit by the Company or its Subsidiary to or for any shareholder, director or employee of the Company or its Subsidiary or any member of the immediate family of any such Person or any trust or other entity in which (other than the Company) any one of the Persons referred to above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

Section 3.30 State Takeover Laws. No “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute is applicable to the Contemplated Transactions.

Section 3.31 Relationships with Certain Parties. From December 31, 2004 to the date of this Agreement, there has not been any material adverse change in the business relationships of the Company or its Subsidiary with any Person that accounted for more than 5% of the Company’s revenues during such period. Neither the Company nor its Subsidiary has received, prior to the date hereof, written notice (which remains unresolved) of any such other Person’s: (i) intention to breach, terminate, or materially alter any Contract between it and the Company or its Subsidiary, or (ii) early termination of, or a request for a concession by, the Company or its Subsidiary with respect to any such Contract, or (iii) belief that the Company or its Subsidiary is not in material compliance with any such Contract.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS’ REPRESENTATIVE

The Shareholders’ Representative represents and warrants to Parent, Merger Sub and the Company as follows:

Section 4.1 Capacity. The Shareholders’ Representative has the right and capacity to execute and deliver this Agreement and to perform his obligations hereunder.

Section 4.2 No Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the obligations hereunder or under the Escrow Agreement by the Shareholders’ Representative will, directly or indirectly (with or without notice or lapse of time), contravene, conflict with, or result in a violation of or breach of any provision of, any Contract to which the Shareholders’ Representative is bound.

Section 4.3 Enforceability. This Agreement constitutes a legal, valid and binding obligation of the Shareholders’ Representative enforceable against the Shareholders’ Representative in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy or insolvency, or moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, regardless of whether asserted in a Proceeding in equity or at law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

Section 5.2 Authority; No Conflict.

(a) Execution and delivery of this Agreement and the consummation of the Contemplated Transactions by Parent and Merger Sub have been duly and validly authorized by any necessary action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered on behalf of each of Parent and Merger Sub by an authorized officer thereof. This Agreement constitutes a legal, valid, and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by (i) laws of general application relating to bankruptcy or insolvency, or moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, regardless of whether asserted in a Proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation or performance of any of the Contemplated Transactions by Parent or Merger Sub will contravene, conflict with, or result in a violation or breach of:

(i) any provision of Parent’s or Merger Sub’s Organizational Documents;

(ii) any resolution adopted by the directors or shareholders of Parent or Merger Sub;

(iii) any Legal Requirement or Order to which Parent or Merger Sub may be subject; or

(iv) any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub may be bound.

(c) Neither Parent nor Merger Sub is or will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 5.3 Financial Capability. Parent has adequate financial resources to pay all amounts required to be paid and to perform all obligations required to be performed by it under this Agreement.

Section 5.4 Certain Proceedings. There is no pending Proceeding that has been commenced against either Parent or Merger Sub and that challenges, or would have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Parent’s Knowledge, no such Proceeding has been Threatened.

Section 5.5 Brokers or Finders. Other than Allen & Co., LLC, neither Parent nor Merger Sub nor any of their officers or directors has employed any investment banker, broker or finder or incurred any liability for any banker’s, broker’s, or finder’s fees or commissions payable by or on behalf of Parent in connection with the Contemplated Transactions.

Section 5.6 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. Except for obligations or liabilities incurred in connection with its incorporation or organization and the Contemplated Transactions and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub does not have, directly or indirectly, any obligations or liabilities and has not, directly or indirectly, engaged in any business activities of any type or kind whatsoever or entered into any Contracts with any Person. Parent owns all of the issued and outstanding shares of capital stock of Merger Sub.

ARTICLE VI

COVENANTS OF THE COMPANY PRIOR TO CLOSING DATE

Section 6.1 Access and Investigation. During the Pre-Closing Period, the Company shall, and shall cause its Representatives to, provide Parent and Parent’s Representatives, during reasonable business hours, with reasonable access to the Representatives, personnel and assets of the Company and its Subsidiary and to all existing books, records, Tax Returns, work papers, Contracts and other documents and information of or pertaining to the Company and its Subsidiary and such additional financial, operating and other data and information of or pertaining to the Company as Parent and its Representatives may reasonably request; provided, however, that in exercising Parent’s access rights under this Section 6.1, Parent and its Representatives shall not be permitted to interfere unreasonably with the conduct of the business of the Company. The Company shall provide Parent and its Representatives with copies of such data, documents and other information as may be reasonable in the circumstances. Without limiting the generality of the previous two sentences, (i) promptly following the preparation thereof, the Company shall deliver to Parent (A) a consolidated balance sheet of the Company and its Subsidiary as of the last day of each calendar month during the Pre-Closing Period, and (B) a consolidated statement of operations of the Company and its Subsidiary for such calendar month and for the period from January 1, 2005 through the end of such calendar month, and (ii) during the Pre-Closing Period, the Company shall, and shall cause its Representatives to, permit Parent’s senior officers to meet with the controller and other officers of the Company responsible for the Company’s financial statements and internal controls to discuss such matters as Parent may reasonably deem necessary or appropriate for Parent to satisfy its obligations under applicable Legal Requirements.

Section 6.2 Operation of the Business. Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company shall and shall cause its Subsidiary to:

(a) conduct its business only in the Ordinary Course of Business; and

(b) use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers, employees, and agents, and maintain satisfactory relations and goodwill with vendors, customers, landlords, creditors, employees, agents, advertisers, licensors, vendors and others having business relationships with it.

Section 6.3 Forbearance. Commencing upon execution of this Agreement and continuing through to the earlier of the Closing and the termination of this Agreement, except as contemplated by this Agreement, the Company shall not, nor shall it permit its Subsidiary to, without the prior written consent of Parent:

(a) incur any indebtedness for borrowed money; assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person; or make any loan or advance to any Person, in each case except in the Ordinary Course of Business;

(b) adjust, split, combine or reclassify any capital stock;

(c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock;

(d) issue any shares of capital stock, except pursuant to exercise of any Company Option or conversion of any Company Preferred Stock, or issue any options, rights or other securities convertible into shares of capital stock of the Company except for options to purchase shares of Company Common Stock offered to employees or prospective employees in the Ordinary Course of

Business and representing in the aggregate less than 1% of the outstanding shares of Company Common Stock of the Company;

(e) sell, transfer, mortgage, encumber or otherwise dispose of any of its lines of business or any of its properties or assets to any Person other than in the Ordinary Course of Business and in aggregate amount not to exceed $100,000; or cancel or release any indebtedness owed to it by any Person or any claims held by it with respect to any Person, except pursuant to Contracts in force at the date thereof or, in the case of cancellation or release of indebtedness, as a result of debt collections;

(f) purchase any stock, securities, property or assets of any Person other than in the Ordinary Course of Business and in aggregate amount not to exceed $100,000;

(g) establish, adopt, amend or terminate any Company Plan or Company Other Benefit Obligation, or amend in any material respect the terms of any outstanding Company Option;

(h) (i) establish, or increase compensation or benefits provided under, or make any payment not required by, any retention, bonus, incentive, insurance, severance, termination, change of control, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards or similar instruments), stock purchase or other employee benefit plan, program, policy or agreement or arrangement; (ii) otherwise increase or accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees or consultants, or otherwise pay any amounts not due such individual; (iii) enter into any new or amend any existing employment or consulting agreement with any director, officer, employee, consultant or service provider or retain the services of such person; or (iv) establish, adopt or enter into any collective bargaining agreement, except in each of clauses (i) and (iii), in the Ordinary Course of Business, or as may be required to comply with any applicable Legal Requirement or existing Contract;

(i) settle any material claim or Proceeding other than for the ordinary course collections for accounts receivable due and payable;

(j) amend or permit the adoption of any amendment to its Organizational Documents, or effect or become a party to any Acquisition Transaction (subject to Section 6.6, Section 11.1(h) and Section 11.2), recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(k) enter into any Contract with any of its shareholders in their capacity as such;

(l) take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue such that the condition set forth in Section 9.1 shall be incapable of satisfaction;

(m) other than in the Ordinary Course of Business, sell, assign, transfer, license, sublicense or enter into any license agreement with respect to any Company IP, or buy or enter into any license agreement with respect to any Third Party Intellectual Property Rights;

(n) enter into any “non-compete” Contract or any similar Contract that would materially restrict any of its businesses;

(o) (subject to Section 6.6, Section 11.1(h) and Section 11.2) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(p) implement or adopt any change in its accounting principles, practices or methods or its internal controls, other than as consistent with or as may be required by law, GAAP, regulatory guidelines or applicable Legal Requirements, implement or adopt any change in the cash management, accounts receivable collection or accounts payable practices of the Company, or make any change in its working capital practices generally or take or omit to take any action with the intent or effect of artificially inflating the Closing Working Capital including, but not limited to, accelerating the collection of, or permitting the prepayment of, any receivable, converting any non-cash assets to cash or cash equivalents, or deferring or delaying payments of any kind;

(q) settle or compromise any liability for Taxes, file any amended Tax Return, file any Tax Return in a materially inconsistent manner with past practice (except as otherwise required by law), or make any Tax election other than in the Ordinary Course of Business;

(r) enter into any new, or amend or otherwise alter any current, transaction or Contract with any of its Affiliates;

(s) subject to Section 6.6(b) and Article XI, enter into any Contract or transaction, amend or alter any existing Contract or transaction or take or fail to take any action which, individually or collectively, would reasonably be expected to result in any material diminution in the value of the businesses of the Company and its Subsidiary to Parent and its Subsidiaries after giving effect to the Merger and the consummation of the other Contemplated Transactions; or

(t) agree to take, make any commitment to take, or permit to be adopted any resolutions of its board of directors or shareholders in support of, any of the actions prohibited by this Section 6.3.

Section 6.4 Notification. During the Pre-Closing Period, the Company shall promptly notify Parent in writing if it becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of this Agreement, or if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Company shall promptly notify Parent of the occurrence of any breach of any of its covenants in this Article VI or in Article VIII or of the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions in Article IX unlikely.

Section 6.5 Reasonable Best Efforts. During the Pre-Closing Period, the Company shall use its reasonable best efforts to cause the conditions in Article IX to be satisfied.

Section 6.6 No Solicitation.

(a) Subject to Section 6.6(b), during the Pre-Closing Period, the Company shall not directly or indirectly: (a) solicit, knowingly facilitate or knowingly encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or (c) accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction. Upon execution of this Agreement the Company shall immediately cease and cause to be terminated any existing direct or indirect discussions with any Person (other than Parent) that relate to any possible Acquisition Transaction. The Company shall promptly (and in no event later than 24 hours after receipt thereof) notify Parent orally and in writing of any proposal or offer relating to a possible Acquisition Transaction (including the identity of the Person making or submitting such proposal or offer, and the terms thereof (including a copy of any written proposal or offer)) that is received by the Company or any Representative of the Company during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Company shall receive a bona fide written proposal for an Acquisition Transaction after the date of this Agreement and prior to receipt of the Required Merger Shareholder Vote that did not result from a breach of Section 6.6(a) (each an “Acquisition Proposal”), the Company shall be permitted (i) to engage in discussions and negotiations with, and provide nonpublic information or data to, the Person making the Acquisition Proposal or (ii) recommend approval of the Acquisition Proposal to the shareholders of the Company or withdraw or modify in any adverse manner the Company Board Recommendation, if and only to the extent that, (A) in any case as is referred to in clauses (i) and (ii), the Company has entered into a nondisclosure agreement with the Person making the Acquisition Proposal having provisions that are no less favorable to the Company and no less restrictive on such Person than those contained in the Nondisclosure Agreement, (B) the Company Board has determined in good faith (after consultation with its outside legal counsel) that the Acquisition Proposal, if accepted, (x) in the case of clause (i) above, would more likely than not constitute a Superior Proposal (as hereinafter defined), (y) in the case of clause (ii) above, if consummated, would constitute a Superior Proposal, (z) in the case of clauses (i) and (ii) above, that the failure to engage in discussions and negotiations with respect to such Acquisition Proposal would reasonably be expected to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable Legal Requirements, and (C) the Company has provided to Parent three (3) Business Days’ prior written notice that the Company Board intends to take such action, specifying the material terms and conditions of such Superior Proposal and identifying the Person or Persons making such Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any Acquisition Proposal that the Company Board determines in good faith (after (i) consultation with its financial advisor and (ii) taking into account all of the terms and conditions of the Acquisition Proposal and this Agreement, including (A) any counterproposal by Parent pursuant to Section 11.1(h), (B) the likelihood that the transactions contemplated by the Acquisition Proposal will close in a timely manner, and (C) the extent to which the financing for the transactions contemplated by the Acquisition Proposal, to the extent required, is committed or is capable of being obtained on the terms proposed) is more favorable to the Company’s shareholders than the Merger or any counterproposal pursuant to Section 11.1(h).

Section 6.7 Consent Solicitation Statement. The Company shall deliver a consent solicitation statement accurately describing this Agreement, the Merger, the other Contemplated Transactions and the provisions of Chapter 13 of the CGCL, and setting forth the fair market value of each class and series of Company Capital Stock as of the day prior to the date of this Agreement (excluding any appreciation or depreciation in connection with this Agreement, the Merger or the other Contemplated Transactions) as determined by the Company Board (the “Consent Solicitation Statement”) to its shareholders, for the purpose of (a) informing them of approval of the Merger by the Company Board and their right to dissent pursuant to Chapter 13 of the CGCL, and (b) soliciting their written consent to the principal terms of the Merger and the Contemplated Transactions. The Consent Solicitation Statement shall be delivered to shareholders of the Company within five (5) calendar days of the date hereof and shall be delivered on or within two (2) calendar days following the Record Date to any shareholder of the Company of record on the Record Date that has not received the Consent Solicitation Statement prior to the Record Date. Subject to the fiduciary duties of the Company Board and Section 6.6(b), the Consent Solicitation Statement shall include a statement to the effect that the Company Board unanimously recommends that the Company’s shareholders execute written consents approving the principal terms of the Merger (the “Company Board Recommendation”). Subject in each case to the provisions of Section 6.6 and the fiduciary duties of the Company Board, the unanimous recommendation of the Company Board that the shareholders of the Company approve the principal terms of the Merger shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify such recommendation in a manner adverse to Parent shall be adopted or proposed. The Company shall provide Parent and its Representatives with a reasonable opportunity to review and comment on the Consent Solicitation Statement prior to any dissemination thereof to the Company’s shareholders. The Company shall provide Parent with a copy of the Consent Solicitation Statement on the date of delivery thereof to its shareholders and shall also provide Parent with copies of all written consents of the Company’s shareholders. The Company shall solicit written consents as provided in this Section 6.7 for the 30-day period commencing on the beginning date of the period provided under Chapter 13 of the CGCL for the exercise and perfection of dissenters’ rights by holders of shares of Company Capital Stock.

Section 6.8 Demands by Holders of Dissenting Shares. The Company shall promptly notify Parent of any demands it receives within the period provided for the exercise and perfection of dissenters’ rights under Chapter 13 of the CGCL from any holders of shares of Company Capital Stock and the Company shall provide Parent with a copy of each such demand.

Section 6.9 FIRPTA Matters. At the Closing, the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 — 2(h)(1)(i) of the Treasury Regulations under the IRC, duly executed by an authorized officer of the Company as of the Closing Date.

ARTICLE VII

CERTAIN COVENANTS OF PARENT

Section 7.1 Indemnification.

(a) Parent agrees that all rights to indemnification existing as of the date of this Agreement in favor of those persons who are or were directors and officers of the Company (the “Indemnified Company Personnel”) for acts or omissions occurring prior to the Effective Time, as provided in the Company’s Organizational Documents, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by applicable Legal Requirements. Parent agrees that, from and after the Effective Time, Parent shall guaranty the obligations of the Company as in effect as of the date of this Agreement in respect of indemnification and advancement of expenses for the benefit of the Indemnified Company Personnel, including as set forth in the Company’s Organizational Documents.

(b) From the Effective Time until the sixth (6th) anniversary of the Effective Time, Parent shall maintain in effect, for the benefit of the Indemnified Company Personnel with respect to acts or omissions occurring on or prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing Policy”); provided, however, that (i) Parent may substitute for the Existing Policy a policy or policies of not less favorable coverage; (ii) Parent may self-insure the risk of loss; provided, however, that Parent must provide the Indemnified Company Personnel with indemnification terms and procedures (including advancement of expenses) at least as favorable as provided pursuant to Article SEVENTH of Parent’s Amended and Restated Articles of Incorporation as of the date of this Agreement, and provided further, that Parent’s right to self-insure the risk of loss shall be subject to Parent’s maintaining an Investment Grade credit rating according to both Moody’s Investors Service and Standard & Poor’s Rating Services; and (iii) Parent shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of 200% of the annual premium payable under the Existing Policy as of the date of this Agreement (the “Maximum Premium”) and, in the event any future annual premiums for the Existing Policy (or any substitute policies) exceed the Maximum Premium, Parent shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium.

Section 7.2 Notification. During the Pre-Closing Period, Parent shall promptly notify the Company in writing if it becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of this Agreement, or if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Parent shall promptly notify the Company of the occurrence of any breach of any of its covenants in this Article VII or in Article VIII or of the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions in Article X unlikely.

Section 7.3 Reasonable Best Efforts. During the Pre-Closing Period, Parent shall use its reasonable best efforts to cause the conditions in Article X to be satisfied.

ARTICLE VIII

MISCELLANEOUS COVENANTS

Section 8.1 Required Approvals of Governmental Bodies.

(a) Parent and the Company shall promptly make all registrations, filings and submissions with all Governmental Bodies required to be made or effected by them pursuant to all applicable Legal Requirements with respect to this Agreement and the Contemplated Transactions. During the Pre-Closing Period, Parent and the Company shall cooperate with each other with respect to all filings that the other elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions.

(b) Without limiting the generality of Section 8.1(a), the Company and Parent shall promptly (but not later than ten (10) calendar days after the date hereof) make and effect all registrations, filings and submissions required to be made or effected pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and all other applicable Legal Requirements with respect to this Agreement and the Contemplated Transactions in order to obtain the expiration of any applicable waiting period under any such Legal Requirements or any antitrust clearance or similar clearance required to be obtained from the Federal Trade Commission, the Antitrust Division of the Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Body in connection with the Contemplated Transactions. Each of the Company and Parent shall bear one-half of the cost of such HSR Act or other filing.

(c) The Company and Parent shall (i) promptly provide all information requested by any state or federal Governmental Body in connection with this Agreement and the Contemplated Transactions, and (ii) promptly take all actions and steps necessary to obtain the expiration of any applicable waiting period or any antitrust clearance or similar clearance required to be obtained from the Federal Trade Commission, the Antitrust Division of the Department of Justice, any state attorney general, any foreign competition authority or any other governmental entity in connection with the Contemplated Transactions. The actions required to be taken pursuant to this Section 8.1 in order to obtain required expirations or antitrust clearances will include using reasonable efforts to avoid or set aside any preliminary or permanent injunction or other Order but do not include making arrangements for the disposition of particular assets and making arrangements to hold such assets separate pending their disposition.

(d) Without limiting any other provision of this Section 8.1, each party hereto shall (i) give the other parties prompt notice of the commencement of any Proceeding by or before any Governmental Body with respect to this Agreement or any of the Contemplated Transactions, (ii) keep the other parties informed as to the status of any such Proceeding, and (c) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Body regarding this Agreement or the Contemplated Transactions.

Section 8.2 Tax Matters.

(a) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiary that are filed after the Closing Date.

(b) Parent shall provide draft copies of Tax Returns for any period beginning before the Closing Date to the Shareholders’ Representative at least fifteen (15) days prior to the due date (taking into account extensions thereof) for the timely filing of any such Tax Return. Such Tax Return will be prepared reasonably taking into account the Company’s or its Subsidiary’s past practices and shall be provided to Shareholders’ Representative for review. If the Shareholders’ Representative objects to any Tax Return, the Shareholders’ Representative must notify Parent within five (5) days after receiving copies of such Tax Returns. Parent and the Shareholders’ Representative shall then in good faith endeavor to resolve any dispute prior to filing such Tax Return. If the dispute cannot be resolved, the Accountants shall be retained to resolve such dispute. The determination of the Accountants shall be binding, final and non-appealable and if the Tax Return that was the subject of such dispute was filed inconsistent with such determination, such Tax Return shall be promptly amended to conform with such determination. The principles of Section 2.11(c) with respect to cooperation and the payment of the fees and expenses of the Accountants shall apply. Notwithstanding anything in this Agreement to the contrary, Parent shall pay or cause to be paid any Taxes taken into account as a liability in the determination of the Estimated Working Capital or Closing Date Working Capital and shall remit such amount to the relevant tax authority and together with the Indemnitees shall have no recourse to the Escrow Fund in respect of such Taxes. The parties hereto shall, to the extent permitted under applicable law, treat for all Tax purposes the Closing Date as the last day of the taxable year or period of the Company and its Subsidiary.

(c) Notwithstanding any other provision of this Agreement to the contrary, the Indemnitees shall have no recourse to the Escrow Fund with respect to Taxes resulting from actions (other than actions in connection with the Tax Returns for the Company or the Subsidiary that are filed after the Closing Date with respect to periods beginning prior to the Closing Date, but excluding Tax Returns filed prior to the Closing Date which are amended after the Closing Date) of Parent, the Company, its Subsidiary, or any Indemnitee on or after the Closing Date that has the effect of increasing Taxes in respect of periods for which an Indemnitee may otherwise have recourse to the Escrow Fund. Without the prior written consent of the Shareholders’ Representative, no Tax Return relating to a period for which an Indemnitee may have recourse to the Escrow Fund may be amended. Notwithstanding any other provision of this Agreement to the contrary, neither parent, the Company, its Subsidiaries, nor any Indemnitee shall take, or allow to be taken, any action to contact a taxing authority regarding any Tax reporting position of the Company or its Subsidiary in respect of a period for which an Indemnitee may have recourse to the Escrow Fund the effect of which is to accelerate the making of any claim, the commencement of any audit or other inquiry by a taxing authority or the payment of (or increase in the amount of) any Taxes for any such period. If Parent, the Company, its Subsidiaries, or any Indemnitee takes, or causes to be taken, any such action, the indemnity provided in Article XII shall be void with respect to any associated payment of (or increase in) any Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Indemnitees shall have no recourse to the Escrow Fund with respect to Taxes relating to the absence or loss, in each case in whole or in part, of any Tax attribute, except if, and only to the extent that, the net operating loss (NOL) carry-forward of the Company or its Subsidiary as shown on the audited 2004 Financial Statements is materially inaccurate. For this purpose, the amount of the NOL carry-forward shall not be deemed materially inaccurate as the result of (i) reductions in the amount of the NOL carry-forward due to the use thereof by the Company or its Subsidiary after December 31, 2004, or (ii) any limitations on its use relating to the Contemplated Transactions.

(d) All Tax allocation, indemnity or sharing agreements to which the Company or its Subsidiary is a party shall not be of further effect with respect to the Company or its Subsidiary following the Closing.

(e) Parent (for itself and the Surviving Corporation and its Subsidiary) and the Shareholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the Shareholders’ Representative’s request) the provision of records and information that are reasonably relevant to any such Proceeding. Parent agrees to cause the Surviving Corporation (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Shareholders’ Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Shareholders’ Representative so requests, Parent shall cause the Surviving Corporation and its Subsidiary to allow the Shareholders’ Representative to take possession of such books and records.

(f) Parent and the Shareholders’ Representative agree, upon request, to use or cause the Surviving Corporation to use its reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(g) Without the prior written consent of Parent, neither the Company nor its Subsidiary (prior to the Effective Time) shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or its Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiary, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or its Subsidiary for any period ending after the Effective Time or decreasing any Tax attribute of the Company or its Subsidiary existing at the Effective Time.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and to take the other actions required to be taken by them at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent and Merger Sub, in whole or in part):

Section 9.1 Accuracy of Representations. Each of the representations and warranties of the Company in this Agreement (i) if specifically qualified by materiality, shall be true and complete as so qualified and (ii) if not qualified by materiality, shall be true and complete in all material respects, in each such case on and as of the date of this Agreement and as of the Closing Date, with the same effect as if then made (except where any such representation or warranty is as of a specific earlier date, in which event it shall remain true and complete (as qualified) as of such earlier date), except with respect to both clauses (i) and (ii) for any failure to be so true (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) that has not had, does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 9.2 Performance of Covenants. Each of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed in all material respects and complied with in all material respects.

Section 9.3 Shareholder Approval. The principal terms of the Merger shall have been duly approved by the Required Merger Shareholder Vote.

Section 9.4 Additional Documents. Each of the following documents must have been delivered to Parent at or prior to the Closing and must be accurate and in full force and effect as of the Closing Date:

(a) the Escrow Agreement, executed by the Shareholders’ Representative and the Escrow Agent;

(b) a certificate executed by the Company certifying to Parent the due satisfaction of the conditions set forth in Section 9.1 (except that the accuracy of all such representations and warranties shall be certified giving full effect to any updates to the Disclosure Schedule that were delivered to Parent by the Company pursuant to Section 6.4) and Section 9.2;

(c) copies of the resolutions of the Company Board authorizing the Company’s execution, delivery and performance of this Agreement and its consummation of the Contemplated Transactions, certified as of the Closing Date by a duly authorized officer of the Company as true and correct;

(d) duly executed written resignations of all directors of the Company and its Subsidiary, effective as of the Effective Time; and

(e) each document required to be delivered by the Company pursuant to Sections 2.5(e), 2.12 and 6.9.

Section 9.5 No Material Adverse Change. Since the date of this Agreement, no Material Adverse Change shall have occurred or be reasonably likely to occur with respect to the Company.

Section 9.6 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a violation of, any material Legal Requirement or Order.

Section 9.7 No Injunction. There shall not be in effect any Legal Requirement or any injunction or other Order that prevents or prohibits the Merger or the consummation of the Contemplated Transactions.

Section 9.8 HSR Act. The waiting period (and any extensions thereof) applicable to the Contemplated Transactions under the HSR Act shall have been terminated or shall have expired.

Section 9.9 Opinion. The Company shall have furnished Parent with (a) the opinion, dated the Closing Date, of Skadden, Arps, Slate, Meagher & Flom LLP, in substantially the form attached hereto as Exhibit B-1, subject to customary form, exceptions and assumptions and (b) the opinion, dated the Closing Date, of the Company’s General Counsel, in substantially the form attached hereto as Exhibit B-2, subject to customary form, exceptions and assumptions.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to effect the Merger and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived, in whole or in part, by the Company):

Section 10.1 Accuracy of Representations. All of the representations and warranties of Parent and Merger Sub set forth in Article V (considered collectively) must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date. Notwithstanding the generality of the foregoing, this Section 10.1(a) shall not apply to the representations and warranties set forth in Section 5.3, which representation and warranty must be accurate in all respects as of the Closing Date as if made on the Closing Date.

Section 10.2 Performance of Covenants. Each of the covenants and obligations that the Parent is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (other than Sections 2.5(c) and 2.8(a)) must have been performed in all material respects and complied with in all material respects. All of the covenants and obligations that the Parent is required to perform or to comply with pursuant to Sections 2.5(c) and 2.8(a) must have been performed and complied with in all respects.

Section 10.3 Additional Documents. Each of the following documents must have been delivered to the Company at or prior to the Closing and must be accurate and in full force and effect as of the Closing Date:

(a) the Escrow Agreement, executed by Parent and the Escrow Agent;

(b) a certificate executed by each of Parent and Merger Sub certifying to the Company the due satisfaction of the conditions set forth in Section 10.1 and Section 10.2;

(c) copies of the resolutions of the Board of Directors of Parent authorizing Parent’s execution, delivery and performance of this Agreement and its consummation of the Contemplated Transactions, certified as of the Closing Date by a duly authorized officer of Parent as true and correct; and

(d) copies of the resolutions of the Board of Directors of Merger Sub authorizing Merger Sub’s execution, delivery and performance of this Agreement and its consummation of the Contemplated Transactions, certified as of the Closing Date by a duly authorized officer of Merger Sub as true and correct.

Section 10.4 HSR Act. The waiting period (and any extensions thereof) applicable to the Contemplated Transactions under the HSR Act shall have been terminated or shall have expired.

Section 10.5 Opinion. Parent shall have furnished the Company with the opinion, dated the Closing Date, of Baker & Hostetler LLP, in substantially the form attached hereto as Exhibit C, subject to customary form, exceptions and assumptions.

Section 10.6 Shareholder Approval. The principal terms of the Merger and the adoption of this Agreement shall have been duly approved by the Required Merger Shareholder Vote.

Section 10.7 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a violation of, any material Legal Requirement or Order.

Section 10.8 No Injunction. There shall not be in effect any Legal Requirement or any injunction or other Order that prevents or prohibits the Merger or the consummation of the Contemplated Transactions.

ARTICLE XI

TERMINATION

Section 11.1 Termination of Agreement. This Agreement may be terminated and the Contemplated Transactions abandoned at any time prior to the Closing Date notwithstanding receipt of the Required Merger Shareholder Vote:

(a) by mutual written consent of Parent and the Company duly authorized by their respective Boards of Directors;

(b) by either Parent or the Company if there is any Legal Requirement that makes consummation of the Contemplated Transactions illegal or otherwise prohibited or if consummation of the Contemplated Transactions would violate any Final Order of any Governmental Body having competent jurisdiction (provided that the party seeking to terminate this Agreement pursuant to this

Section 11.1(b) shall have complied with its obligations under Section 6.5 or Section 7.3, as applicable, by using its reasonable best efforts to have any such Final Order vacated or lifted);

(c) by either Parent or the Company on or after September 1, 2005, if the Closing shall not have been consummated on or before August 30, 2005 (the “Termination Date”); provided, however, that such right to terminate this Agreement will not be available to any such party whose failure to perform in any material respect any obligation of such party under this Agreement when performance thereof was due is the cause of the delay;

(d) by either Parent or the Company if there shall have occurred any Material Adverse Change with respect to the other or if there shall have occurred any change, circumstance or event that would reasonably be expected to have a Material Adverse Effect on the other;

(e) by the Company if the Required Merger Shareholder Vote shall not have been obtained;

(f) by Parent if (i) any representation or warranty of the Company contained in this Agreement shall be inaccurate or shall have been breached as of the date of this Agreement, or shall have become inaccurate or shall be breached as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 9.1 would not be satisfied as of the time such representation or warranty shall have become inaccurate (assuming the Closing Date were as of such time), or (ii) any of the covenants or obligations of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 9.2 would not be satisfied as of the time of such breach (assuming the Closing Date were as of such time); provided, however, that if an inaccuracy in or breach of any of the Company’s representations and warranties or a breach of a covenant or obligation by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 11.1(f) on account of such inaccuracy or breach until thirty (30) Business Days subsequent to the date Parent notified the Company in writing of the existence of such inaccuracy or breach;

(g) by the Company if (i) any representation or warranty of Parent or Merger Sub contained in this Agreement shall be inaccurate or shall have been breached as of the date of this Agreement, or shall have become inaccurate or shall be breached as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 10.1 would not be satisfied as of the time such representation or warranty shall have become inaccurate (assuming the Closing Date were as of such time), or (ii) any of the covenants or obligations of Parent or Merger Sub contained in this Agreement shall have been breached such that the condition set forth in Section 10.2 would not be satisfied as of the time of such breach (assuming the Closing Date were as of such time); provided, however, that if an inaccuracy in any of the representations and warranties of Parent or Merger Sub or a breach of a covenant or obligation by Parent or Merger Sub is curable by Parent or Merger Sub and Parent or Merger Sub is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 11.1(g) on account of such inaccuracy or breach until thirty (30) Business Days subsequent to the date the Company notified Parent in writing of the existence of such inaccuracy or breach; or

(h) by the Company prior to its receipt of the Required Merger Shareholder Vote, if prior to such time the Company Board shall approve a Superior Proposal; provided, however, that:

(i) the Company Board shall have authorized the Company, subject to complying with the terms of Section 6.6, to enter into a binding written agreement, with respect to a Superior Proposal;

(ii) Parent shall not have made, within three (3) Business Days after its receipt of the Company’s written notification of its intention to enter into a binding agreement with respect to a Superior Proposal, an offer that the Company Board determines, in good faith (after consultation with its financial advisor and independent outside legal counsel), is at least as favorable to the shareholders of the Company as the Superior Proposal with respect to financial and other material terms; provided that, during the three (3) Business Days following the Company’s receipt of Parent’s aforesaid offer (the “Renegotiation Period”), the Company shall consider and discuss in good faith with Parent all proposals submitted by Parent and, without limiting the foregoing, shall meet with, and cause its financial advisors and legal counsel from time to time as reasonably required by Parent to consider and discuss Parent’s proposals with Parent and its advisors, attorneys and other Representatives; and provided, further, that the Company shall not enter into a binding agreement referred to in Section 11.1(h)(i) until at least the first calendar day following the third Business Day after the beginning of the Renegotiation Period; and provided further that the Company shall notify Parent promptly if its intention to enter into the written agreement referred to in its notification pursuant to Section 11.1(h)(i) shall change at any time after giving such notification; and

(iii) in connection with such termination the Company has paid to Parent, in cash by wire transfer of immediately available funds, a non-refundable fee in the amount of $17,500,000 (the “Break-up Fee”).

Section 11.2 Effect of Termination. If this Agreement is terminated pursuant to either Section 11.1(e) at or after the time an Acquisition Transaction with a Person other than Parent has been announced to the shareholders of the Company or (ii) or Section 11.1(h), then the Company shall pay Parent the Break-Up Fee as set forth in Section 11.1(h) and, notwithstanding any other provision of this Agreement, the Break-up Fee will serve as the exclusive remedy to Parent under this Agreement and the Company’s obligation to pay the Break-Up Fee shall survive termination of this Agreement. If this Agreement is terminated pursuant to any provision of Section 11.1 (other than Section 11.1(e) or Section 11.1(h)), all further obligations of the parties under this Agreement will terminate, except that the obligations set forth in this Section 11.2 and in Section 13.1 and Section 13.3 will survive; provided, however, that if this Agreement is terminated by a party because of any breach of the Agreement by any other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of any other party’s failure to comply with obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XII

INDEMNIFICATION; ESCROW

Section 12.1 Survival.

(a) The representations and warranties of the Company (including the representations and warranties set forth in Article III, the Disclosure Schedule and any updates to Article III or the Disclosure Schedule pursuant to Section 6.4 or Section 9.1 and the representations and warranties set forth or incorporated directly or indirectly in the Closing Payment Schedule, in the certificate referred to in Section 9.4(b) or in any other certificate or document delivered by the Company pursuant to this Agreement) shall survive the Closing and continue in full force and effect until the 540th calendar day after the Closing Date (the “Escrow Termination Date”). Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to the Escrow Termination Date any Indemnitee delivers to the Shareholders’ Representative a Notice of Indemnification Claim alleging the existence of an inaccuracy in or a breach of any of the representations and warranties of the Company and asserting a claim for recovery under Section 12.2 based on such alleged inaccuracy or breach, then the claim asserted in such Notice of Indemnification Claim shall survive until such time as such claim is fully and finally resolved. The representations and warranties of Parent and Merger Sub shall terminate and expire as of the Effective Time.

(b) The covenants and obligations of the Company shall survive the Closing Date and continue in full force and effect until the Escrow Termination Date; provided, however, that if, at any time prior to the Escrow Termination Date, any Indemnitee delivers to the Shareholders’ Representative a Notice of Indemnification Claim alleging the existence of a breach of any of the covenants or obligations of the Company and asserting a claim for recovery under Section 12.2 based on such alleged breach, then the claim asserted in such Notice of Indemnification Claim shall continue to survive until such time as such claim is fully and finally resolved. The covenants and obligations of Parent and Merger Sub shall expire and be of no further force or effect at the Effective Time; provided, however, that the covenants and obligations of Parent set forth in Sections 2.6, 2.11(b) – (f), 7.1(b), 12.5, 12.6 and 12.8 shall survive the Effective Time and shall expire upon the satisfaction of such covenants and obligations and the covenants and obligations of Parent set forth in Sections 7.1(a) and 8.2 shall survive the Effective Time and continue in full force and effect until the expiration of the applicable statute of limitations.

Section 12.2 Indemnification.

(a) From and after the Effective Time (but subject to Section 12.1), the Indemnitees shall be entitled to be held harmless and indemnified from the Escrow Fund (and solely out of the Escrow Fund) from and against, and shall be entitled to compensation and reimbursement from the Escrow Fund for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any Third Party Claim) and that arise from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty set forth in Article III or the Disclosure Schedule as of the date of this Agreement (without giving effect to any update pursuant to Section 6.4);

(ii) any inaccuracy in or breach of any representation or warranty set forth in Article III or the Disclosure Schedule as if such representation and warranty had been made on and as of the Closing Date (giving effect to any update pursuant to Section 6.4);

(iii) any inaccuracy in or breach of any certification, representation or warranty set forth in the certificate referred to in Section 9.4(b) or in any other certificate or document delivered by the Company under this Agreement; or

(iv) any breach of any covenant or obligation of the Company;

(b) The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

(c) If any Third Party Claim or other claim with respect to which Parent or any other Indemnitee is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Article XII is covered by insurance, Damages arising from or attributable to such claim shall be reduced by an amount equal to the net insurance proceeds reasonably likely to be recovered by Parent or such other Indemnitee.

(d) If any Third Party Claim or other claim with respect to which Parent or any other Indemnitee is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Article XII shall result in a tax benefit to Parent or such other Indemnitee, the Damages arising from or attributable to such claim shall be reduced by an amount equal to the amount by which Taxes payable (as determined on a present value basis using a discount rate of five percent (5%)) by such party or its Affiliate is reduced below the amount of Taxes that such party or its Affiliate would be required to pay but for the incurrence of such Damages.

(e) Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Indemnitee shall have any recourse to the Escrow Fund in respect of any liability to the extent such liability was included in the calculation of Working Capital.

(f) From and after the Effective Time (but subject to Section 12.1), Parent shall hold harmless and indemnify the Shareholders’ Representative and the Non-Dissenting Shareholders and Closing Date Option Holders from and against any Damages that are directly or indirectly suffered or incurred by any such holders or to which such holders may become subject and that arise from or as a result of or are directly or indirectly connected with any breach of the covenants and obligations of Parent in Sections 2.6, 2.11(b)-(f), 7.1, 12.5, 12.6 or 12.8.

Section 12.3 Threshold; Ceiling.

(a) Except in the case of fraud, the Indemnitees shall not be entitled to recover any Damages pursuant to Section 12.2 for any matter until such time as the total amount of all Damages (including the Damages arising in connection with such matter and all other Damages arising from any other matters of the type referred to in Section 12.2) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $5.25 million in the aggregate. At such time as the cumulative amount of such Damages exceeds $5.25 million in the aggregate, the Indemnitees shall be entitled to recover only the portion of such Damages exceeding $5.25 million.

(b) The parties to this Agreement hereby agree that the exclusive remedy for any breach of a representation or warranty, covenant or agreement contained in this Agreement shall be the indemnification provisions set out in this Article XII; provided, however, that nothing in this Section 12.3 shall prohibit any party from seeking specific performance or injunctive relief against any other party in respect of a breach by such other party of any covenant hereunder. The parties further agree that the sole recourse for indemnification claims by the Indemnitees shall be recovery of funds from the Escrow Fund in accordance with the terms of this Agreement and the Escrow Agreement.

Section 12.4 No Contribution. No Non-Dissenting Shareholder shall have any right of contribution, right of indemnity or other right or remedy against Parent or against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such Non-Dissenting Shareholder may become subject under or in connection with this Agreement or any of the Contemplated Transactions.

Section 12.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any Indemnitee may be entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Article XII (a “Third Party Claim”), (a) Parent shall notify the Shareholders’ Representative, promptly after Parent receives notice of such Third Party Claim, of the nature of such Third Party Claim and the amount of damages claimed by the Person who asserted or commenced such Third Party Claim (it being understood that any failure by Parent to so promptly notify the Shareholders’ Representative shall have no effect on an Indemnitee’s ability to recover Damages pursuant to this Article XII, except to the extent that the defense of such Third Party Claim is materially prejudiced by such failure), and (b) the Indemnitee shall deliver to the Shareholders’ Representative, promptly after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to a Third Party Claim. The Shareholders’ Representative shall be entitled to assume and control the defense of such Third Party Claim, using funds from the Escrow Fund, and through counsel of its choice (unless such claim is covered by insurance which mandates insurance company selection of such counsel) if it gives written notice of its intention to do so to the Indemnitee within thirty (30) days of the receipt of such notice from the Indemnitee in which case the Indemnitee shall not be entitled to recover from the Escrow Fund any fees of counsel or any other expenses with respect to the defense of such Third Party Claim; provided, however, that if the Indemnitee reasonably determines based upon written advice of counsel that a conflict of interest exists that would make it inappropriate for the same counsel to represent both the Indemnitee and the Shareholders’ Representative, then the Indemnitee shall be entitled to retain its own counsel at the expense of the Escrow Fund; provided, further, that the Indemnitee shall not in such event be entitled to obtain from the Escrow Fund fees and expenses of more than one firm of separate counsel in connection with any Third Party Claim in the same jurisdiction, in addition to any local counsel. In the event that the Shareholders’ Representative exercises the right to undertake any such defense against such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnifying Party in such defense and make available to the Shareholders’ Representative, out of funds from the Escrow Fund, the Shareholders’ Representative’s expense, all witnesses, pertinent records, materials and information in the Indemnitee’s possession or under the Indemnitee’s control relating thereto as is reasonably required by the Shareholders’ Representative. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Shareholders’ Representative shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, out of funds from the Escrow Fund all expenses, all such witnesses, records, materials and information in the Shareholders’ Representative’s possession or under the Shareholders’ Representative’s control relating thereto as is reasonably required by the Indemnitee. No compromise or settlement of such Third Party Claim may be effected by either the Indemnitee or the Shareholders’ Representative without the other party’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such other party and (ii) each Indemnitee that is party to such claim is released from liability with respect to such claim. A claim for indemnification for any matter not including a Third Party Claim shall be asserted by written notice to the party from whom indemnification is sought.

Section 12.6 Duty to Mitigate. Parent and any other Indemnitee shall use commercially reasonable efforts to mitigate or otherwise reduce the amount of any Damages that it incurs in connection with any matter with respect to which it is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Article XII, including taking commercially reasonable measures to attempt to recover any insurance proceeds available to offset such Damages under insurance policies maintained by Parent or the Surviving Corporation or any other Indemnitee.

Section 12.7 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

Section 12.8 Indemnification Claims; Escrow Fund Arrangements.

(a) Any Indemnitee seeking to be held harmless, indemnified, compensated or reimbursed pursuant to this Article XII shall deliver a notice to the Shareholders’ Representative and the Escrow Agent (any such notice being referred to as a “Notice of Indemnification Claim,” and the claim for indemnification, compensation and reimbursement described in such Notice of Indemnification Claim being referred to as an “indemnification claim”). Each Notice of Indemnification Claim shall (i) state that the Indemnitee giving such Notice of Indemnification Claim believes that there is or has been an inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed under this Article XII, (ii) contain a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such an inaccuracy or breach or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed, and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy or breach or other matter referred to in such

Notice of Indemnification Claim (the amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b) During the 60-day period commencing upon the delivery by an Indemnitee to the Shareholders’ Representative and the Escrow Agent of a Notice of Indemnification Claim (the “Dispute Period”), the Shareholders’ Representative may deliver to the Indemnitee and the Escrow Agent a written response (the “Response Notice”) in which the Shareholders’ Representative: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnitee. Any part of the Claimed Amount that is not agreed by the Shareholders’ Representative to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Shareholders’ Representative asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) shall be referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not received by the Indemnitee prior to the expiration of the Dispute Period, then the Shareholders’ Representative shall be conclusively and irrevocably deemed to have agreed that the full Claimed Amount set forth in the Notice of Indemnification Claim is owed to the Indemnitee.

(c) If (i) the Shareholders’ Representative delivers a Response Notice to the Indemnitee during the Dispute Period agreeing that the full Claimed Amount is owed to the Indemnitee, or (ii) the Shareholders’ Representative does not deliver a Response Notice to the Indemnitee during the Dispute Period, then Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, a written notice instructing the Escrow Agent to disburse the full Claimed Amount set forth in the Notice of Indemnification Claim to the Indemnitee from the Escrow Fund.

(d) If the Shareholders’ Representative delivers a Response Notice to the Indemnitee during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days following the delivery of such Response Notice, a written notice instructing the Escrow Agent to disburse the Agreed Amount to the Indemnitee from the Escrow Fund.

(e) If the Shareholders’ Representative delivers a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, then the Shareholders’ Representative and the Indemnitee shall attempt to resolve the dispute relating to the Contested Amount. If the Indemnitee and the Shareholders’ Representative resolve such dispute, then a settlement agreement shall be signed by the Indemnitee and the Shareholders’ Representative. Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days following the execution of such settlement agreement, a written notice instructing the Escrow Agent to disburse the amount specified in such settlement agreement to the Indemnitee from the Escrow Fund.

(f) If there is a dispute between the Shareholders’ Representative and the Indemnitee relating to a Contested Amount and no settlement agreement is reached despite negotiations between the parties pursuant to Section 12.8(e) during the 30-day period commencing upon the delivery of the Response Notice to the Indemnitee, then either Parent or the Shareholders’ Representative may, by written notice to the other, submit such dispute to binding arbitration in the County of Los Angeles, California in accordance with the JAMS Comprehensive Arbitration Rules & Procedures in effect on the date of the execution of this Agreement (the “Rules”); provided, however, that if the amount of the Damages relating to the disputed indemnification claim is at issue in pending litigation with a third party, arbitration shall not be commenced until such amount is determined by a judgment or settlement agreement or if both parties agree to arbitration. Arbitration will be conducted by one arbitrator mutually selected by Parent and the Shareholders’ Representative; provided, however, that if Parent and the Shareholders’ Representative fail to mutually select an arbitrator within fifteen (15) Business Days after such dispute is submitted to arbitration, then either Parent or the Shareholders’ Representative can request that JAMS select the arbitrator in accordance with the Rules. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within fifteen (15) Business Days after the conclusion of the arbitration hearing. The arbitrator’s authority shall be confined to determining: (i) whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of the Contested Amount the Indemnitee is entitled to recover; and (ii) whether the Indemnitee is the prevailing party as hereinafter provided. The final decision of the arbitrator shall include the dollar amount of the award to the Indemnitee, if any (the “Award Amount”) and the findings of fact and conclusions of law on which it is based, shall be furnished to the Shareholders’ Representative, the Indemnitee and the Escrow Agent in writing and shall constitute a conclusive determination of the issues in question, binding upon the Shareholders’ Representative and the Indemnitee. If the Indemnitee is determined by the arbitrator to be the prevailing party, then the Award Amount shall be increased by the amount of the reasonable expenses in connection with the arbitration (including attorneys’ fees, administrative fees and any portion of the arbitrator’s fees and expenses) paid and payable by the Indemnitee in connection with the arbitration. If the Indemnitee is determined by the arbitrator not to be the prevailing party and the arbitrator determines that the Shareholders’ Representative is the prevailing party, then any Award Amount shall be reduced by the amount of the reasonable expenses (including attorneys’ fees, administrative fees and any portion of the arbitrator’s fees and expenses) paid and payable by the Shareholders’ Representative in connection with the arbitration; and if no amount is awarded to the Indemnitee, or the Shareholders’ Representative’s reasonable expenses exceed the Award Amount, the Indemnitee shall reimburse the Shareholders’ Representative for his reasonable expenses (including attorneys’ fees, administrative fees and any portion of the arbitrator’s fees and expenses) paid and payable by the Shareholders’ Representative in connection with the arbitration. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days following the receipt of the final decision of the arbitrator setting forth the Award Amount, a written notice instructing the Escrow Agent to disburse the Award Amount to the Indemnitee from the Escrow Fund.

(g) The Escrow Fund shall be disbursed to the Escrow Participants as follows:

(i) If the amount held in the Escrow Fund (the “Escrow Balance”) as of the Escrow Termination Date exceeds the aggregate amount of the Contested Amounts (including the entire Claimed Amount with respect to each indemnification claim as to which the Dispute Period has not yet expired and no Response Notice has been delivered) associated with all Unresolved Escrow Claims as of the Escrow Termination Date, then within three (3) Business Days thereafter Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the Escrow Participants from the Escrow Fund, in accordance with Section 12.8(h), an amount equal to the amount by which the Escrow Balance as of the Escrow Termination Date exceeds the sum of such Contested Amounts (including any such Claimed Amounts).

(ii) Following the Escrow Termination Date, if an indemnification claim that had not, prior to that date, been finally resolved and paid in accordance with this Section 12.8 (an “Unresolved Escrow Claim”) is finally resolved, Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days after the final resolution of such Unresolved Escrow Claim and the payment from the Escrow Fund of all amounts, if any, owing to the Indemnitee that asserted such Unresolved Escrow Claim, a written notice instructing the Escrow Agent to disburse to the Escrow Participants from the Escrow Fund an amount equal to the amount by which the Escrow Balance as of the date of the disbursement exceeds the aggregate amount of the Contested Amounts (including the entire Claimed Amount with respect to each indemnification claim as to which the Dispute Period has not yet expired and no Response Notice has been delivered), if any, determined to be owing pursuant to this Section 12.8(g)(ii), in connection with the Unresolved Escrow Claims.

(iii) For purposes of this Section 12.8, the “Escrow Participants” shall be the Non-Dissenting Shareholders pursuant to Section 2.5(a)(iii)(y) and Section 2.5(a)(v) and the Closing Date Option Holders.

(iv) Each disbursement from the Escrow Fund to be made to the Escrow Participants shall be made on a pro rata basis based on the Escrow Participants’ respective Escrow Participation. An Escrow Participant’s “Escrow Participation” shall be the percentage corresponding to the fraction having a numerator equal to the amount contributed to the Escrow Fund pursuant to Section 2.5(c) on behalf of such Escrow Participant and having a denominator equal to the Aggregate Escrow Cash Amount.

Section 12.9 Knowledge. No Person shall be liable for, and no Indemnitee shall be entitled to indemnification under this Agreement for, any Damages resulting from any event relating to the breach of a representation or warranty if any Indemnitee had Knowledge on or before the Closing Date of such event. Each Indemnitee shall be deemed to have waived in full any breach of any of the Company’s representations and warranties of which such Indemnitee has such Knowledge on or before the Closing Date.

Section 12.10 No Consequential Damages. Notwithstanding anything to the contrary in this Agreement, no Person shall be liable to or otherwise responsible for consequential, incidental or punitive damages or for diminution in value or lost profits.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Expenses. Except as otherwise expressly provided in this Agreement, including Section 2.5(b), each party will bear such party’s respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of such party’s Representatives. In the event of termination of this Agreement, the obligation of each party to pay such party’s own expenses will be subject to any rights of such party arising from a breach of this Agreement by any other party.

Section 13.2 Public Announcements. The parties shall issue a joint press release (and individual press releases that have been approved by the other party) upon execution of this Agreement and upon the Closing. Except as otherwise required by law, neither party shall make any other disclosure regarding the Contemplated Transactions without giving the other party the reasonable opportunity to comment on such disclosure. The Company and Parent will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions. Except as may be required by applicable Legal Requirement (provided that the Company shall give Parent reasonable advance notice of such disclosure), in no event will the Company provide a copy of this Agreement to any other Person (other than Representatives who have a need to know) without the prior written consent of Parent.

Section 13.3 Confidentiality. The parties shall continue to be bound by the Nondisclosure Agreement; provided that the parties hereby amend the Nondisclosure Agreement by deleting paragraph 7 thereof in its entirety, which paragraph 7 shall be of no further force or effect, and substituting in its place the provisions of Sections 13.4, 13.5, 13.10, 13.11, 13.13 and 13.18 as paragraphs 7 through 12 as if they were fully set forth therein with all references to “this Agreement” being deemed to be references to the Nondisclosure Agreement.

Section 13.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier, (c) mailed by certified mail, return receipt requested, or (d) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers hereinafter set forth (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

The Company:

SHOPZILLA, INC.

12200 W. Olympic Boulevard, Suite 300

Los Angeles, CA 90064

Attn: Stacey Olliff, Esq., General Counsel

Facsimile No.: (310) 903-4290

with a copy to:

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

300 South Grand Avenue

Suite 3400

Los Angeles, California 90071

Attn: Brian J. McCarthy, Esq.

          Damon R. Fisher, Esq.

Facsimile No.: (213) 687-5600

Parent and Merger Sub:

THE E.W. SCRIPPS COMPANY

312 Walnut Street

28th Floor

Cincinnati, Ohio 45202

Attn: Tim Peterman, Vice President Corporate Development

Facsimile No.: (513) 977-3024

and

THE E.W. SCRIPPS COMPANY

312 Walnut Street

28th Floor

Cincinnati, Ohio 45202

Attn: A.B. Cruz, Senior Vice President and General Counsel

Facsimile No.: (513) 977-3729

with a copy to:

BAKER & HOSTETLER LLP

312 Walnut Street

Suite 3200

Cincinnati, Ohio 45202

Attn: William Appleton, Esq.

Facsimile No.: (513) 929-0303

Shareholders’ Representative:

FARHAD MOHIT, as Agent

c/o Shopzilla, Inc.

12200 W. Olympic Boulevard, Suite 300

Los Angeles, CA 90064

Facsimile No.: (310) 903-4101

with a copy to:

SHOPZILLA, INC.

12200 W. Olympic Boulevard, Suite 300

Los Angeles, CA 90064

Attn: Stacey Olliff, Esq., General Counsel

Facsimile No.: (310) 903-4290

Section 13.5 Jurisdiction; Venue; Service Of Process. Any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement (except as otherwise provided in Section 2.11 or in Article XII) may be brought or otherwise commenced against any of the parties in any state or federal court of the United States or any state having jurisdiction. Process in any Proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 13.6 Further Assurances. Each party agrees (a) to furnish to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as each other party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 13.7 Waiver. The parties’ rights and remedies are cumulative and not alternative. A party’s failure or delay in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will not operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party or parties, as applicable; (b) no waiver given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 13.8 Entire Agreement and Modification. This Agreement, together with the Annexes, Exhibits, Schedules and the Nondisclosure Agreement, supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties.

Section 13.9 Schedules.

(a) The information set forth in each of the Schedules shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of the Company set forth in the corresponding Section of this Agreement and any other Section of Article III so long as the applicability of the disclosure to such other Schedules is apparent from the disclosure set forth in the Schedule in question or the Contract, document or instrument listed or described, and any information disclosed.

(b) The Schedules include descriptions of some Contracts which may not meet the threshold requirements for disclosure that are set forth in this Agreement. The inclusion of such Contracts does not mean that all Contracts to which Company is a party are included in the Schedules or that such Contracts are deemed to be material. Similarly, the Schedules may include certain information that does not meet the minimum standards of materiality requiring disclosure thereunder. The inclusion of such information does not mean that all information contained therein is deemed to be material.

Section 13.10 Assignments and Successors. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 13.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 13.12 Section Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article”, “Articles”, “Section” or “Sections” refer to the corresponding Article, Articles, Section or Sections (or sub-Section or sub-Sections) of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 13.13 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

Section 13.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 13.15 No Third Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder. Notwithstanding the preceding sentence, after the Effective Time, (a) the Non-Dissenting Shareholders and Closing Date Option Holders shall be third party beneficiaries of Parent’s and the Surviving Corporation’s covenants and obligations pursuant to Sections 2.6, 2.11(b) – (f), 12.5, 12.6 and 12.8, provided that such third party beneficiary rights and remedies may be exercised only by the Shareholders’ Representative on their behalf pursuant to the terms of this Agreement, (b) the Indemnified Company Personnel shall be third party beneficiaries of the covenants and obligations Parent and the Surviving Corporation set forth in Section 7.1, and (c) the Indemnitees (other than Parent or the Surviving Corporation) shall be third party beneficiaries under Article XII.

Section 13.16 Shareholders’ Representative; Escrow Fund Arrangements.

(a) The Non-Dissenting Shareholders, by virtue of the approval of the principal terms of the Merger, hereby irrevocably nominate, constitute and appoint Farhad Mohit as the agent, agent for service of process and true and lawful attorney-in-fact of the Non-Dissenting Shareholders (the “Shareholders’ Representative”), with full power of substitution, to act in the name, place and stead of the Non-Dissenting Shareholders with respect to this Agreement and the Escrow Agreement and the taking by the Shareholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken or made by the Shareholders’ Representative under this Agreement or the Escrow Agreement including the exercise of the power: (i) to execute, deliver, acknowledge, certify and file (in the name of any or all of the Non-Dissenting Shareholders or otherwise) any and all documents and to take any and all actions that the Shareholders’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any matter covered in Section 2.11 or any indemnification claim under Article XII or under the Escrow Agreement (including negotiating, entering into compromises or settlements of and demanding arbitration with respect to any such matters covered in Section 2.11 or any indemnification claim); and (ii) to give and receive notices and communications under this Agreement and the Escrow Agreement. Farhad Mohit hereby accepts his appointment as the Shareholders’ Representative.

(b) The power of attorney granted in this Section 13.16: (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Shareholders’ Representative; and (iii) shall survive the death or incapacity of each of the Non-Dissenting Shareholders.

(c) Notwithstanding anything to the contrary contained in this Agreement or the Escrow Agreement, each Indemnitee shall be entitled to deal exclusively with the Shareholders’ Representative on all matters relating to Section 2.11, Article XII and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Non-Dissenting Shareholder by the Shareholders’ Representative, and on any other action taken or purported to be taken on behalf of any Non-Dissenting Shareholder by the Shareholders’ Representative, as fully binding upon such Non-Dissenting Shareholder.

(d) The Shareholders’ Representative may at any time designate a replacement Shareholders’ Representative and the Non-Dissenting Shareholders, by virtue of the approval of the principal terms of the Merger, hereby consent to such replacement Shareholders’ Representative. The Shareholders’ Representative may be changed by Escrow Participants whose Escrow Participations total more than 50% from time to time upon not less than 10 days’ prior written notice to Parent and the Escrow Agent. If the Shareholders’ Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as representative of the Non-Dissenting Shareholders, then the Non-Dissenting Shareholders shall, by “majority vote” within 30 days after such death or disability, appoint a successor representative and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the “Shareholders’ Representative” for purposes of this Agreement. If for any reason there is no Shareholders’ Representative at any time, all references herein to the Shareholders’ Representative shall be deemed to refer to the Non-Dissenting Shareholders.

(e) No bond shall be required of the Shareholders’ Representative and the Shareholders’ Representative shall receive no compensation for his services. The Shareholders’ Representative shall not be liable to any Non-Dissenting Shareholder for any act done or omitted hereunder as Shareholders’ Representative while acting in good faith and in the exercise of his reasonable business judgment with respect to any matter arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). The Shareholders’ Representative shall be entitled to be indemnified out of the Escrow Fund for any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Representative with respect to any matter arising out of or in connection with the acceptance or administration of his duties hereunder. The Shareholders’ Representative shall be entitled to recover any out-of-pocket costs and expenses reasonably incurred by the Shareholders’ Representative in good faith and in connection with actions taken by the Shareholders’ Representative pursuant to this Agreement and the Escrow Agreement (including the hiring of legal counsel and the incurring of legal fees and costs) from the Escrow Fund. The Shareholders’ Representative shall keep reasonably detailed records of the costs and expenses for which he seeks reimbursement from the Escrow Fund.

(f) The Escrow Agreement will provide that, if at any time while funds remain in the Escrow Fund, the Shareholders’ Representative delivers written instructions signed solely by him to the Escrow Agent to disburse funds therefrom as contemplated by Section 13.16(e), the Escrow Agent shall make the requested disbursement in the manner so instructed.

Section 13.17 Other Remedies; Specific Performance. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon any party by the terms of this Agreement will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity upon such party, and the exercise by any party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 13.18 Waiver of Jury Trial. Each of the parties irrevocably waives any and all rights to trial by jury in any Proceeding between the parties arising out of or relating to this Agreement and the Contemplated Transactions.

Section 13.19 Incorporation by Reference. All references made in this Agreement to any Section, Article, Annex, Exhibit or Schedule which is not otherwise expressly indicated to be a reference to another document shall be deemed to be a reference to a Section, Article, an Annex, Exhibit or Schedule to this Agreement. All such Annexes, Exhibits and Schedules are incorporated in and made part of this Agreement by reference.

Section 13.20 Computation of Time. If the day on which any delivery or performance is due under this Agreement is not a Business Day, the time for satisfaction of such delivery or performance shall be extended without any action on the part of any party to the next succeeding Business Day.

[Signatures of the parties intentionally appear on the next page.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

THE E.W. SCRIPPS COMPANY

By:
Richard A. Boehne, Executive Vice President

By:
Joseph G. NeCastro, Senior Vice President and Chief Financial Officer

GREEN MONSTER ACQUISITION CORP.

By:
Joseph G. NeCastro, Senior Vice President and Chief Financial Officer

By:
Anatolio B. Cruz III, Vice President and General Counsel

SHOPZILLA, INC.

By:
Charles M. Davis, Chief Executive Officer

By:
Bradley Kates, Chief Financial Officer

Farhad Mohit, as the Shareholders’ Representative

[Signature Page to Agreement and Plan of Merger and Reorganization]